UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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CLIFFS NATURAL RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

March 26, 2009

To the Shareholders of

CLIFFS NATURAL RESOURCES INC.

Our Annual Meeting of Shareholders will be held on the 41st floor of 200 Public Square, Cleveland, Ohio 44114-2315 on Tuesday, May 12, 2009 at 11:00 A.M. (Cleveland time), which we refer to as our 2009 Annual Meeting.

At the 2009 Annual Meeting, shareholders will act upon proposals to elect Directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. An explanation of each of these matters is contained in the attached proxy statement and accompanying proxy card, first being mailed or otherwise distributed to shareholders on or about March 26, 2009.

The Board of Directors and management believe that the proposed actions are in the best interests of Cliffs Natural Resources Inc. We urge you to exercise your voting rights by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented whether or not you expect to be present at the 2009 Annual Meeting. In addition, record shareholders have the opportunity to appoint proxies to vote their shares over the Internet or by toll-free telephone if they wish. Instructions for appointing proxies over the Internet or by telephone are contained on your proxy card. Whichever of these methods you choose, the named proxies will vote your shares in accordance with your instructions. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend the meeting, you will be entitled to vote in person.

We look forward to meeting with you at the 2009 Annual Meeting.

Sincerely,

Joseph A. Carrabba

Chairman, President and

Chief Executive Officer

It is important that your shares be represented at the 2009 Annual Meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the postage-prepaid envelope provided, which requires no postage if mailed in the United States, or appoint your proxies over the Internet or by telephone as directed on your proxy card.

If your shares are not registered in your own name and you would like to attend the 2009 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 26, 2009

Dear Shareholder:

Our Annual Meeting of Shareholders will be held on the 41st floor of 200 Public Square, Cleveland, Ohio 44114-2315 on Tuesday, May 12, 2009 at 11:00 A.M. (Cleveland time), which we refer to as our 2009 Annual Meeting, for the purpose of considering and acting upon the following proposals:

1.	To elect ten Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm to examine our consolidated financial statements for the 2009 fiscal year; and

3.	Such other matters as may properly come before the 2009 Annual Meeting and any adjournments or postponements thereof.

Shareholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at such meeting and any adjournments or postponements thereof.

Very truly yours,

George W. Hawk, Jr.

General Counsel and Secretary

It is important that your shares be represented at the 2009 Annual Meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies over the Internet or by telephone as directed on your proxy card.

If your shares are not registered in your own name and you would like to attend the 2009 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

PROXY STATEMENT

March 26, 2009

SOLICITATION, USE AND REVOCATION OF PROXIES

The accompanying proxy is solicited by our Board of Directors, for use at the Annual Meeting of Shareholders to be held on May 12, 2009, which we will refer to as our 2009 Annual Meeting, and any adjournments or postponements thereof. Any proxy may be revoked by a later proxy, by written notice to our Secretary or in open meeting, without affecting any vote previously taken.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 16, 2009, the record date for the determination of persons entitled to vote at the 2009 Annual Meeting, there were 113,767,508 common shares, par value $0.125 per share of Cliffs Natural Resources Inc., which we refer to as Common Shares, outstanding. Each Common Share is entitled to one vote in connection with each item to be acted upon at the 2009 Annual Meeting. This proxy statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 26, 2009.

Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.

By telephone. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number (800) 690-6903, using a touch-tone telephone. You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your Control Number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

By mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.

Nominee shares. If your shares are held by a bank, broker, trustee, or some other nominee, that entity will provide separate voting instructions.

ELECTION OF DIRECTORS

(Proposal No. 1)

It is intended that proxies received will be voted, unless contrary instructions are given, to elect the ten nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.

Should any nominee decline or be unable to accept such nomination to serve as a Director, an event which we do not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with our Regulations.

We do not have a formal policy regarding director attendance at our Annual Meeting of Shareholders, however, it is expected that all Directors and nominees will attend the 2009 Annual Meeting unless there are extenuating circumstances for nonattendance. All ten Directors currently standing for re-election attended the Annual Meeting of Shareholders held on May 13, 2008.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Based upon information received from the respective Directors and nominees as of March 16, 2009, the following information is furnished with respect to each person nominated for election as a Director.

Name, Age and Principal Occupation and Employment During Past Five Years	First Became Director
RONALD C. CAMBRE, 70, Former Chairman of the Board of Newmont Mining Corporation, an international mining company, from January 1995 through December 2001. Mr. Cambre also served as Chief Executive Officer of Newmont Mining Corporation, from November 1993 to December 2000. Mr. Cambre is a Director of W. R. Grace & Co. and non executive Chairman and Director of McDermott International, Inc.	1996

JOSEPH A. CARRABBA, 56, Chairman, President and Chief Executive Officer since May 8, 2007 of Cliffs Natural Resources Inc. Mr. Carrabba served as our President and Chief Executive Officer from September 2006 through May 8, 2007 and as our President and Chief Operating Officer from May 2005 to September 2006. Mr. Carrabba previously served as President and Chief Operating Officer of Diavik Diamond Mines, Inc., a subsidiary of Rio Tinto plc., from April 2003 to May 2005. Mr. Carrabba is a Director of Newmont Mining Corporation.	2006

SUSAN M. CUNNINGHAM, 53, Senior Vice President of Exploration of Noble Energy Inc., an international oil and gas exploration and production company, since May 2007. Ms. Cunningham served as Senior Vice President of Exploration and Corporate Reserves from October 2005 to May 2007, and Senior Vice President of Exploration from 2001 to 2005 of Noble Energy Inc.	2005

BARRY J. ELDRIDGE, 63, Former Managing Director and Chief Executive Officer of Portman Limited, an international iron ore mining company in Australia, from October 2002 through April 2005. Mr. Eldridge is Director of Mundo Minerals Limited, all of which are listed on the Australian Stock Exchange.	2005

Name, Age and Principal Occupation and Employment During Past Five Years	First Became Director
SUSAN M. GREEN, 49, Deputy General Counsel, U.S. Congressional Office of Compliance since November 2007. Ms. Green served as Aide to Councilmember Nancy Floreen, Montgomery County, Maryland from December 2002 to August 2005. Ms. Green was originally proposed as a nominee for the Board of Directors by the United Steelworkers, or USW, pursuant to the terms of our 2004 labor agreement.	2007

JAMES D. IRELAND III, 59, Chairman and Managing Director since January 1993 of Capital One Partners, Inc., a private equity investment firm, which through an affiliate, serves as the General Partner of Early Stage Partners I and II L.P., two venture capital investment partnerships. Mr. Ireland is a Director of OurPets Co.	1986

FRANCIS R. McALLISTER, 66, Chairman and Chief Executive Officer of Stillwater Mining Company, a palladium and platinum producer, since February 2001. Mr. McAllister is a Director of Stillwater Mining Company.	1996

ROGER PHILLIPS, 69, Former President and Chief Executive Officer of IPSCO Inc., a North American steel producing company, from 1982 through 2002. Mr. Phillips is a Director of Canadian Pacific Railway Company, Canadian Pacific Railway Limited, Imperial Oil Limited and Toronto Dominion Bank.	2002

RICHARD K. RIEDERER, 65, Chief Executive Officer of RKR Asset Management, a consulting organization since June 2006. Mr. Riederer served as Chief Executive Officer from January 1996, and President from January 1995 through February 2001 of Weirton Steel Corporation, a steel producing company. Mr. Riederer is a Director of First American Funds, the Boler Company, NFS International, and Chairman and Director of Idea Foundry. He also serves on the Board of Trustees of Franciscan University of Steubenville.	2002

ALAN SCHWARTZ, 69, Professor of Law at the Yale Law School and Professor at the Yale School of Management since 1987. Mr. Schwartz is also a Director of Furniture Brands International.	1991

The Board of Directors recommends a vote FOR each of the nominees listed above.

DIRECTOR INDEPENDENCE

Our Board of Directors, or Cliffs’ Board, has determined that each of the current Directors standing for re-election, other than Mr. Carrabba, which includes current members of the Audit Committee, the Board Affairs Committee and the Compensation and Organization Committee, has no material relationship with Cliffs Natural Resources Inc., or Cliffs, (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cliffs) and is independent within our director independence standards, which reflect exactly the New York Stock Exchange, or NYSE, director independence standards (which are included as Annex A and incorporated herein by reference), as currently in effect and as they may be changed from time to time. In making these determinations, Cliffs’ Board considered the relationship described below under “Agreements and Transactions” for Mr. Ireland and determined that the relationship did not impact Mr. Ireland’s independence.

Mr. Carrabba is Chairman, President and Chief Executive Officer, or CEO, of Cliffs and as such, is not considered independent. He does not serve as a member of any of Cliffs’ Board committees.

Since January 1, 2008, there have been no transactions between Cliffs and any of our independent Directors other than compensation for service as a director as disclosed below.

BOARD OF DIRECTORS AND BOARD COMMITTEES

The members and nominees for Cliffs’ Board have diversified professional experience in general management, steel manufacturing, mining, finance, labor, law, education, natural resource reserve exploration, and other fields. There is no family relationship among any of our nominees and executive officers. Nine of the ten nominees have no present or former employment relationship with Cliffs. The average age of the nominees currently serving on Cliffs’ Board is 62, ranging from 49 to 70. The average years of service of the nominees currently serving on Cliffs’ Board is nine years, ranging from one year to 23 years.

Corporate Governance Guidelines. Our governance process is based on our Corporate Governance Guidelines, which are available on our website at http://www.cliffsnaturalresources.com and also available upon request at general.counsel@cliffsnr.com or (800) 214-0739. During 2008, 20 meetings of Cliffs’ Board and 32 meetings of all Cliffs’ Board committees were held. Our independent Directors held nine meetings in executive session without the presence of Mr. Carrabba in 2008. Mr. McAllister has served as Lead Director since May 2004. He chaired all of the executive session meetings in 2008. Directors also discharge their responsibilities by review of reports to Directors, visits to our facilities, correspondence with the CEO, and telephone conferences with the CEO and Directors regarding matters of interest and concern to Cliffs. The Directors have Audit, Board Affairs, Compensation and Organization, Finance and Strategic Advisory Committees as well as Ad Hoc committees when needed. All committees regularly report their activities, actions, and recommendations to Cliffs’ Board. During 2008, two independent Directors attended at least 86 percent of the meetings, while seven independent Directors attended at least 90 percent of the aggregate total of Cliffs’ Board meetings. No Director attended less than 75 percent of Cliffs’ Board committee meetings of which they were members.

Audit Committee. The Audit Committee, consisting of Messrs. Riederer (chairman), Eldridge, Ireland, and Ms. Cunningham, reviews with our management, the internal auditors and the independent registered public accounting firm, the adequacy and effectiveness of our system of internal control over financial reporting; reviews significant accounting matters; reviews quarterly unaudited financial information prior to public release; approves the audited financial statements prior to public distribution; approves our assertions related to internal controls prior to public distribution; reviews any significant changes in our accounting principles or financial reporting practices; has the authority and responsibility to evaluate our independent registered accounting firm; discusses with the independent registered accounting firm their independence and considers the compatibility of non-audit services with such independence; annually selects and retains our independent registered accounting firm to examine our financial statements; approves management’s appointment, termination, or replacement of the Chief Risk Officer; and conducts a legal compliance review. Pursuant to the rules of the Securities and Exchange Commission, or SEC, the members of the Audit Committee are independent, as that term is defined in the NYSE listing standards attached as Annex A. Cliffs’ Board identified Messrs. Riederer and Ireland as audit committee financial experts (as defined in Item 407(d)(5)(ii) of Regulation S-K). No member of the Audit Committee serves on the audit committees of more than three public companies. The Audit Committee held nine meetings during 2008. The charter of the Audit Committee is available at http://www.cliffsnaturalresources.com and is also available upon request at general.counsel@cliffsnr.com or (800) 214-0739.

Board Affairs Committee. The Board Affairs Committee, consisting of Messrs. Cambre (chairman), McAllister, Phillips, Schwartz, and Ms. Green, administers our compensation plans for Directors; monitors the Board governance process and provides counsel to the CEO on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board’s Nominating Committee and Proxy Committee in the election of Directors. The Board Affairs Committee held three meetings during 2008. The charter of the Board Affairs Committee is available at http://www.cliffsnaturalresources.com and is also available upon request at general.counsel@cliffsnr.com or (800) 214-0739.

As noted above, the Board Affairs Committee is involved in determining compensation for our Directors. The Board Affairs Committee administers our equity incentive plans with respect to our Directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity based plans for Directors. The Board Affairs Committee periodically reviews Director compensation in relation to comparable companies and other relevant factors. Any change in Director compensation must be approved by Cliffs’ Board. Other than Mr. Carrabba’s capacity as a Director, no executive officers participate in setting Director compensation. From time to time, the Board Affairs Committee or Cliffs’ Board may engage the services of a compensation consultant to provide information regarding Director compensation at comparable companies.

Compensation and Organization Committee. The Compensation and Organization Committee, which we refer to as the Compensation Committee, consists of Messrs. McAllister (chairman), Ireland, Phillips, and Riederer. The Compensation Committee recommends to Cliffs’ Board the election and compensation of officers; administers our compensation plans for officers; reviews organization and management development; evaluates the performance of the CEO and the other named executives; and obtains the advice of outside experts with regard to compensation matters. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, in the case of non-officers, to the CEO or the Executive Vice President, Human and Technical Resources.

The Compensation Committee obtains analysis and advice from an external compensation consultant to assist with the performance of its duties under its charter. For 2008 compensation decisions, the Compensation Committee initially retained Mercer Human Resource Consulting, or Mercer, to provide advice on executive compensation. At the end of the third quarter of 2008, the Compensation Committee terminated its relationship with Mercer. For the fourth quarter of 2008 and for 2009, the Compensation Committee has retained Farient Advisors, or Farient. Mercer and Farient were retained directly by the Compensation Committee and have helped the Compensation Committee develop an appropriate agenda for performing the Compensation Committee’s responsibilities. In this regard, Mercer and Farient advised and assisted the Compensation Committee:

•	in determining the appropriate objectives and goals of our executive compensation programs;

•	in designing compensation programs that fulfill those objective and goals;

•	in ensuring that compensation programs align executives with shareholder interests;

•	in monitoring the external and internal equity of our executive officers’ total compensation and the primary components of that compensation;

•	in evaluating the effectiveness of our compensation programs;

•	in identifying appropriate pay positioning strategies and pay levels in our executive compensation programs;

•	in selecting performance peers and setting performance targets used to evaluate performance for incentive compensation plans; and

•

in identifying mining industry, general industry and Cleveland area pay practices and identifying compensation surveys for the Compensation Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

The Compensation Committee makes all decisions regarding the CEO’s compensation after consulting with their advisors in executive session where no management employees are present. For the other executive officers, the CEO is asked by the Compensation Committee to conduct and present an assessment in partnership with the Executive Vice President, Human and Technical Resources on

the achievement of specific goals established for those officers and on the performance of Cliffs taking into account external market forces and other considerations. While the CEO and Executive Vice President, Human and Technical Resources attend Compensation Committee meetings regularly by invitation, the Compensation Committee is the final decision maker for the compensation of the executive officers. For additional information regarding the operation of the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 14 of this proxy statement. The Compensation Committee held 12 meetings during 2008. The charter of the Compensation Committee is available at http://www.cliffsnaturalresources.com and is also available upon request at general.counsel@cliffsnr.com or (800) 214-0739.

Finance Committee. The Finance Committee, consisting of Messrs. Schwartz (chairman), Cambre and Eldridge, and Mses. Cunningham and Green, reviews our financial condition, financial policies, investment plans and benefit funds management. More specifically, the Finance Committee reviews our: (i) annual financial plan, (ii) financial policies, (iii) insurance programs, (iv) dividend policy, (v) major investment proposals, (vi) management of employee benefit funds, (vii) cost of capital and capital structure; (viii) approves capital spending in excess of $20 million, and (ix) recommends authority levels of spending. The Finance Committee held five meetings during 2008. The charter of the Finance Committee is available at http://www.cliffsnaturalresources.com and is also available upon request at general.counsel@cliffsnr.com, or (800) 214-0739.

Strategic Advisory Committee. The Strategic Advisory Committee, or SAC Committee, was formed as a standing committee by Cliffs’ Board, on July 8, 2008. Previously considered to be an ad hoc committee with limited activity, Cliffs’ rapid growth and the increased pace of mergers and acquisitions justified the formation of the SAC Committee as a standing Board committee. The SAC Committee, consisting of Messrs. Ireland (chairman), Cambre, McAllister, and Schwartz, provides advice and guidance to management on corporate strategic matters affecting Cliffs. The SAC Committee held five meetings in 2008. The charter of the SAC Committee is available at http://www.cliffsnaturalresources.com and is also available upon request at general.counsel@cliffsnr.com or (800) 214-0739.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees

The policy of the Board Affairs Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Board Affairs Committee seeks to achieve a balance of knowledge, experience and capability on Cliffs’ Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Board Affairs Committee should include: (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise; (ii) an indication of the nominee’s consent to serve as a Director if elected; and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director. Shareholder nominations should be addressed to Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attention: Secretary. Our Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.

Director Qualifications

In evaluating director nominees, the Board Affairs Committee considers such factors as it deems appropriate and consistent with our Corporate Governance Guidelines, the charter of the Board Affairs Committee and other criteria established by Cliffs’ Board. The Board Affairs Committee’s goal in selecting directors for nomination to Cliffs’ Board is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable us to pursue our strategic objectives. The Board Affairs Committee has not reduced the qualifications for service on Cliffs’ Board to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, we seek, consistent with the vacancies existing on Cliffs’ Board at any particular time and the interplay of a particular candidate’s experience with the experience of other Directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to Cliffs’ Board and any committees thereof. In addition, the Board Affairs Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to Cliffs’ Board.

The Board Affairs Committee makes determinations as to Director selection based upon the facts and circumstances at the time of the receipt of the Director candidate recommendation. Applicable considerations include: (i) whether the Board Affairs Committee is currently looking to fill a new position created by an expansion of the number of Directors, or a vacancy that may exist on Cliffs’ Board; (ii) whether the current composition of Cliffs’ Board is consistent with the criteria described in our Corporate Governance Guidelines; (iii) whether the candidate submitted possesses the qualifications that are generally the basis for selection of candidates to Cliffs’ Board; and (iv) whether the candidate would be considered independent under the rules of the NYSE as set forth in Annex A and our standards with respect to Director independence. Final approval of any candidate will be determined by the full Cliffs’ Board.

Identifying and Evaluating Nominees for Directors

The Board Affairs Committee utilizes a variety of methods for identifying and evaluating nominees for Director. The Board Affairs Committee regularly reviews the appropriate size of Cliffs’ Board and whether any vacancies on Cliffs’ Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board Affairs Committee considers various potential candidates for Director. Candidates may come to the attention of the Board Affairs Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Board Affairs Committee considers properly submitted nominations for candidates for Cliffs’ Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Affairs Committee at its next regularly scheduled meeting.

MEETINGS OF NON-MANAGEMENT DIRECTORS; COMMUNICATIONS WITH DIRECTORS

In accordance with the NYSE’s corporate governance listing standards, our non-management directors meet at regularly scheduled executive sessions without management present. The chair of the Compensation Committee has been designated as our lead independent director. Shareholders and interested parties may communicate with the chair of the Compensation Committee, or with our non-management directors as a group or with Cliffs’ Board, by writing to the Lead Director at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attn: Lead Director. Our independent Directors have approved the process for determining which communications are forwarded to various members of Cliffs’ Board.

BUSINESS ETHICS POLICY

We have adopted a Code of Business Conduct and Ethics, or Code, which applies to all of our Directors, officers and employees. The Code is available upon request at general.counsel@cliffsnr.com or (800) 214-0739. It is also available on our website at http://www.cliffsnaturalresources.com in the Corporate Governance section under “For Investors.” We intend to post amendments to or waivers from our Code (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website.

DIRECTORS’ COMPENSATION

Prior to May 1, 2008, Cliffs’ Directors who are not Cliffs’ employees received an annual retainer fee of $32,500 and an annual equity award of $32,500. Effective May 1, 2008, the annual retainer fee and annual equity awards for independent Directors of Cliffs were increased to $50,000 and $75,000, respectively. Board meeting fees and committee meeting fees are $1,500 and $1,000, respectively. Prior to March 10, 2009 the Lead Director earned an annual retainer fee of $10,000. Effective March 10, 2009, the Lead Director’s annual retainer fee was increased to $30,000. Annual committee chair retainers are as follows: Audit Committee, $10,000, and Board Affairs, Finance, Compensation, and SAC Committees, $5,000. As discussed previously under “Board of Directors and Board Committees”, the SAC was formalized as a standing committee on July 8, 2008. Employee Directors receive no compensation for their service as Directors.

The Nonemployee Directors’ Compensation Plan (as Amended and Restated as of December 31, 2008), which we refer to as the Directors’ Plan, implements the annual equity grant program referenced above. Directors who are under age 69 on the date of the Annual Meeting receive an automatic annual grant of $75,000 worth of restricted shares with a three-year vesting requirement. Nonemployee Directors who are 69 years of age or older on the date of the Annual Meeting receive an automatic annual grant of $75,000 worth of Common Shares (with no restrictions).

Our Director Share Ownership Guidelines provide that a Director should own by the end of a four-year period either (i) 4,000 or more Common Shares, or (ii) Common Shares having a market value of at least $100,000. If a nonemployee Director meets these guidelines in December of each year, the Director may elect to receive all or a portion of his or her annual retainer of $50,000 for the following year in cash. If the director does not meet these guidelines, the Director is required to receive an equivalent value of $20,000 (increased from $15,000 as of May 1, 2008) of their annual retainer fee in Common Shares until he or she meets one of the two guidelines. Nonemployee Directors may elect to receive up to 100 percent of their retainer and other fees in Common Shares. In addition, the Directors’ Plan gives nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares. Beginning with the 2006 annual equity award, nonemployee Directors may elect to receive deferred shares in lieu of their annual equity award with the same three-year vesting requirements. A Director may also elect that all cash dividends with respect to restricted shares be deferred and reinvested in additional Common Shares. Those additional Common Shares are subject to the same restrictions as the underlying award. Cash dividends not subject to a deferral election will be paid to the Director without restriction.

Nonemployee Directors who joined the Board before January 1, 1999 were able to participate in either the Retirement Plan for Non-Employee Directors (as Amended and Restated July 1, 2005) first adopted in 1984, which we refer to as the 1984 Plan, or the Nonemployee Directors Supplemental Compensation Plan established in 1995, which we refer to as the 1995 Plan. The 1984 Plan currently has one active Director, Mr. Ireland, as a participant. The 1984 Plan provides that a nonemployee Director elected before July 1, 1995, with at least five years of service, receives during his or her lifetime after retirement an amount equal to the annual retainer currently paid to a nonemployee Director. The 1995 Plan no longer has any active Director participants. Directors who have joined the Board on or after January 1, 1999 are not eligible to participate in either plan.

In 2003, Cliffs’ Board adopted respective amendments to both the 1984 and 1995 Plans offering a one-time voluntary election for an immediate lump sum cash-out of the present value of the accrued pension and deferred benefits to all active and retired participating nonemployee Directors. Pursuant to the terms of both plans, as amended, the lump-sum benefit was made to 11 of 14 participants on June 30, 2003. Any election for a lump sum payout in 2003 terminated the opportunity for a future pension adjustment under either plan. Currently, only two retired directors receive retirement benefits pursuant to the 1984 and 1995 Plans.

Cliffs has trust agreements with KeyBank National Association relating to the Directors’ Plan, the 1984 Plan and the 1995 Plan in order to fund and pay our retirement obligations under these plans.

Director Compensation Table

The following table, supported by the accompanying footnotes and narrative, sets forth for fiscal year 2008 all compensation earned by the individuals who served as our nonemployee Directors at any time during 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Other Compensation ($)(4)	Total ($)
R. C. Cambre	92,667	102,165	—	2,873	197,705
S. M. Cunningham	84,167	43,643	—	—	127,810
B. J. Eldridge	85,167	43,603	—	—	128,770
S. M. Green	82,667	27,503	—	2,510	112,680
J. D. Ireland III	97,667	43,790	6,765	—	148,222
F. R. McAllister	111,667	43,790	149	311	155,917
R. Phillips	90,667	43,790	—	—	134,457
R. K. Riederer	106,667	43,790	—	—	150,457
A. Schwartz	91,667	43,790	—	11,432	146,889

(1)	The amounts listed in this column reflect the aggregate cash dollar value of all earnings in 2008 for annual retainer fees, chairman retainers and meeting fees, whether received in required retainer shares, voluntary shares, cash, or a combination thereof. Unless otherwise noted below, the amounts indicated were elected to be paid in cash.

Messrs. Eldridge, Schwartz and Ms. Cunningham elected to continue to receive $85,167, $18,667 and $18,667, respectively, in Common Shares. Ms. Green did not meet the established Director Share Ownership Guidelines and was required to receive $18,667 in Common Shares. Mr. Riederer elected to defer $18,667 in Common Shares and Mr. Ireland elected to defer $18,667 in cash pursuant to the Directors’ Plan.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004), Accounting for Stock-Based Compensation, or SFAS 123R, of awards of restricted shares and includes amounts from awards granted in and prior to 2008. (See Note 12 to our 2008 consolidated financial statements in Item 8 of our 2008 Annual Report on Form 10-K). In 2008, an automatic annual equity grant of 804 restricted shares having a grant date fair market value of $93.35 per Common Share was made to each of the nonemployee Directors listed above. Mr. Cambre was 69 years of age on the Annual Meeting date in May, 2008 and received 804 unrestricted Common Shares pursuant to the Directors’ Plan. Mr. Riederer elected to receive deferred shares in lieu of restricted shares under the Directors’ Plan with a three year holding period.

As of December 31, 2008, the aggregate number of restricted shares subject to forfeiture held by each nonemployee Director were as follows: Mr. Cambre—2,244; Ms. Cunningham—3,048; Mr. Eldridge—3,048; Ms. Green—1,740, Mr. Ireland—3,048; Mr. McAllister—3,048; Mr. Phillips—3,048; Mr. Riederer—0; and Mr. Schwartz—3,048.

As of December 31, 2008, the aggregate number of unvested deferred shares credited to Mr. Riederer under the Directors’ Plan was 3,091.

(3)	Mr. Ireland is the only independent Director eligible for retirement benefits under the 1984 Plan. The aggregate change in the actuarial present value of Mr. Ireland’s benefit under the 1984 Plan is $6,017. Messrs. Ireland and McAllister recognized above-market earnings in their deferred cash accounts of $748 and $149, respectively.
(4)	The amounts in this column reflect perquisites received by the Director including spousal travel expenses and matching contributions made to educational institutions from The Cleveland-Cliffs Foundation on behalf of the Director.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

The following table sets forth the amount and percent of Common Shares that, as of March 16, 2009 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each Director (excluding Mr. Carrabba), by each nominee for Director, by our CEO, Chief Financial Officer, or CFO, and the other named executive officers as identified in the Summary Compensation Table below by such persons and the other executive officers as a group, and by any person or “group” (as the term is used in the Securities Exchange Act of 1934, or the Exchange Act) known to us as of that date to be a “beneficial owner” of more than five percent or more of the outstanding Common Shares. No Directors, executive officers, or officers hold any preferred shares or outstanding stock options as of March 16, 2009.

	Amount and Nature of “Beneficial Ownership”(1)
Directors and Nominees (excluding those who are also Named Executive Officers)	Beneficial Ownership	Investment Power			Voting Power		Percent of Class (2)
		Sole	Shared		Sole	Shared
Ronald C. Cambre	20,432	20,432	—		20,432	—	—
Susan M. Cunningham	5,919	5,919	—		5,919	—	—
Barry J. Eldridge	9,302	9,302	—		9,302	—	—
Susan Green	2,194	2,194	—		2,194	—	—
James D. Ireland III	1,144,589	46,133	1,098,456	(3)	46,133	1,098,456(3)	1.01%
Francis R. McAllister	16,643	16,643	—		16,643	—	—
Roger Phillips	34,817	34,817	—		34,817	—	—
Richard K. Riederer	12,972	12,972	—		12,972	—	—
Alan Schwartz	20,270	20,270	—		20,270	—	—

Named Executive Officers
Joseph A. Carrabba	109,456	109,456	—		109,456	—	—
Laurie Brlas	13,883	13,883	—		13,883	—	—
Donald J. Gallagher	133,380	133,380	—		133,380	—	—
William R. Calfee	83,484	83,484	—		83,484	—	—
George W. Hawk, Jr.	13,738	13,738	—		13,738	—	—
Randy L. Kummer	58,376	58,376	—		58,376	—	—
All Directors, Nominees, and Executive Officers as a group, including the named executive officers and Mr. Kummer (21 Persons)	1,734,205	635,749	1,098,456		635,749	1,098,456	1.52%

Other Persons
Wellington Management Company, LLP (4)	10,613,457	—	10,582,957		—	9,490,357	9.35%
75 State Street Boston, MA 02109
Harbinger Capital Partners Master Fund I, Ltd. (5)	7,043,586	—	7,043,586		—	7,043,586	6.20%
c/o International Fund Services (Ireland) Limited Third Floor, Bishop’s Square Redmond’s Hill Dublin 2, Ireland

(1)	Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by our Directors, nominees and executive officers and filings made with the SEC or furnished to us by any shareholder.
(2)	Less than one percent, except as otherwise indicated.
(3)	Of the 1,144,589 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a beneficial holder of 46,133 shares. The remaining 1,098,456 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 87,880 shares.
(4)	The information shown above and in this footnote was taken from the Amendment No. 4 to Schedule 13G, dated February 17, 2009 and filed with the SEC on February 17, 2009, by Wellington Management Company, LLP, an investment advisor.
(5)	The information shown above and in this footnote was taken from Amendment No. 5 to Schedule 13D, dated March 5, 2009, as filed with the SEC on March 5, 2009, jointly by Harbinger Capital Partners Master Fund I, Ltd., et al. and Philip Falcone. The address for contacting Philip Falcone, the Harbinger Capital Partners Special Situations GP, LLC, and Harbinger Capital Partners Special Situations Fund, L.P., is 555 Madison Avenue, 16th Floor, New York, NY 10022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy and Core Principles

The Compensation Committee has continually sought to strike a balance in program design and execution among several competing objectives. Specifically, the Compensation Committee has designed the compensation structure to attract, motivate, reward and retain high-performing executives. The goal is to align pay with Cliffs’ performance in the short term through measures of profitability and operational and strategic excellence, and over the long-term through stock-based incentives. Cliffs’ compensation philosophy places a significant portion of compensation at risk with Cliffs’ performance, increasing the portion at risk with the responsibility level of the individual, consistent with market practices. Cliffs also seeks to balance this performance focus with sufficient retention incentives and a focus on controllable results to limit the risk of losing key executives during periods of unfavorable industry conditions, all in a manner that the Compensation Committee, in its judgment, considers balanced between the interests of the executives and the shareholders given the potential volatility of business results in the mining industry.

More specifically, the guiding principles are as follows:

•

Target total pay opportunity for executive officers should be at the 62 1/ 2 percentile of market levels. Cliffs targets pay at the 62 1/2 percentile in order to attract and retain superior talent within the highly competitive mining environment.

•

Align pay with results delivered to shareholders, while recognizing the potentially cyclical nature of the industry in which Cliffs operates. The goal is to avoid undue windfalls to executives in years of strong industry performance or in the case of down cycles, to avoid loss of all compensation opportunities while still motivating performance.

•

Focus performance measures on a combination of absolute performance objectives tied to Cliffs’ business plan (profitability and cost control), achievement of key initiatives that reflect the business strategy (e.g., sales initiatives, cost control activities, etc.) and relative objectives reflecting market conditions (relative total shareholder return which reflects share price appreciation plus dividends, if any).

•	Provide competitive fixed compensation elements over the short-term (salary) and long-term (retention grants and retirement benefits) to encourage long-term retention of Cliffs’ executives.

•	Design pay programs to be as simple and transparent as possible to facilitate focus and understanding.

This discussion focuses primarily on compensation actions taken and decisions made during Cliffs’ 2008 fiscal year, but also contains information regarding compensation actions taken and decisions made both before and after fiscal year 2008 to the extent that information enhances the understanding of Cliffs’ executive compensation program. Please note that, unless indicated otherwise, all Cliffs Common Shares amounts and share prices in this Executive Compensation section have been adjusted retroactively to reflect the two-for-one stock split effective May 15, 2008.

Oversight of Executive Compensation

The Compensation Committee administers the Cliffs’ executive compensation program, including compensation for Cliffs’ CEO, Joseph A. Carrabba, its CFO, Laurie Brlas, the other three highest paid employees as of December 31, 2008, William R. Calfee, Donald J. Gallagher and George W. Hawk, Jr. Randy Kummer, former Senior Vice President of Human Resources, would have been among the three highest paid employees other than the CEO and CFO but for his termination of employment during 2008. We collectively refer to these individuals as our named executive officers.

The specific responsibilities of the Compensation Committee related to executive compensation include:

•	Overseeing development and implementation of Cliffs’ compensation policies and programs for executive officers;

•	Reviewing and approving CEO and other elected officer compensation, including setting goals, evaluating performance, and determining results;

•

Overseeing Cliffs’ equity-based employee incentive compensation plans and approve grants (except grants or awards under plans relating to Director compensation, which are administered by the Board Affairs Committee);

•	Ensuring that the criteria for awards under Cliffs’ incentive and equity plans are appropriately related to its operating performance objectives;

•	Overseeing regulatory compliance with respect to certain other compensation matters; and

•	Reviewing and approving any proposed severance or retention plans or agreements.

When making individual compensation decisions for executives, the Compensation Committee takes many factors into account, including the individual’s performance, tenure and experience, Cliffs’ performance overall, any retention considerations, the individual’s historical compensation and internal equity considerations. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting.

The Compensation Committee relies significantly on the CEO’s input and recommendations when evaluating these factors relative to the executive officers other than the CEO. The Compensation Committee also reviews a five-year pay history for each executive and considers the progression of salary increases over time compared to the individual’s development and performance, the unvested and vested value inherent in outstanding equity awards, and the cumulative impact of all previous compensation decisions. The CEO in partnership with Human Resources conducts an assessment of each executive at the end of each year against a spectrum of behaviors and strategic goals established for each executive at the beginning of the year. The CEO then provides the Compensation Committee with his assessment of the performance of the executive and his perspective on the factors described above in developing his recommendations for each executive’s compensation, including salary adjustments, annual incentive payouts, and equity grants. The Compensation Committee discusses the CEO’s recommendations, including how the recommendations compare against the external market data and how the compensation levels of the executives compare to each other, to the CEO’s, and to the historic pay for each executive. Based on this discussion, the Compensation Committee then approves or modifies the recommendations in collaboration with the CEO.

Decisions relating to the CEO’s pay are made by the Compensation Committee in executive session, without management present. In assessing the CEO’s pay, the Compensation Committee considers company performance, the CEO’s contribution to that performance, and other factors as described above in the same manner as for any other executive. The Compensation Committee approves the CEO’s salary, incentive plan payment (consistent with the terms of the plan as described below) and long-term incentive awards each year. The Compensation Committee uses the same factors in evaluating the CEO’s performance and compensation as it uses with the other executive officers.

The Compensation Committee uses specialized executive compensation consultants to assess the competitiveness of the executive compensation program, to make recommendations regarding the program design based on prevailing market practices and business conditions, to advise the Compensation Committee on the level of each executive officer’s compensation, and to conduct research as directed by the Compensation Committee. Consultants attend portions of all Committee meetings at the request of the Compensation Committee. The Compensation Committee’s intent is to ensure the objectivity of its compensation consultant. The consultant is engaged by and reports directly to the Committee, frequently meets separately with the Committee with no members of management present and periodically works separately with the Committee Chairman in between meetings.

For fiscal year 2008 compensation decisions, the Compensation Committee initially retained Mercer as an external compensation consultant to provide advice on executive compensation. At the end of the third quarter of 2008, the Compensation Committee terminated its relationship with Mercer. For the fourth quarter of 2008 and for fiscal 2009, the Committee has determined to retain Farient, a consultant that specializes in executive officer compensation and performs no work for the Company or management except as requested by the Compensation Committee. The Compensation Committee also believes that the appointment of Farient, as a more specialized resource, will provide a proactive level of support and an in-depth understanding of the Company and its needs from an executive compensation perspective.

Principal Compensation Elements. During 2008, Cliffs’ executive compensation and benefits consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance factors into each type of compensation, and the objectives served by each type. The Compensation Committee regularly reviews and re-evaluates target positioning for each element of compensation. Descriptions of each of these elements are discussed in more detail in the following sections.

Fiscal Year 2008 Principal Compensation Elements

Element	Description	Performance Considerations	Primary Objectives
Base Salary	Fixed cash payment	Based on level of responsibility, experience, individual performance	Attraction and retention

Executive Management Performance Incentive Plan	Short-term incentive (annual incentive)	Measured by pre-tax earnings, cost reduction initiatives, and strategic performance objectives	Promote achievement of short-term strategic and financial objectives

Performance Shares	Long-term incentive, equity payment	Measure of total shareholder return relative to a peer group and free cash flow	Attraction, retention and promotion of long-term strategic and financial objectives

Restricted Share Units	Long-term retention equity payment	Share performance	Attraction, retention and promotion of long-term strategic and financial objectives

Element	Description	Performance Considerations	Primary Objectives
Retirement and Welfare Benefits	Health and Welfare, deferred compensation, 401(k) company contributions, defined benefit pension and supplement executive retirement plans	Profit / ton for the 401(k) performance contribution	Attraction and long-term retention

Executive Perquisites	Financial services, paid parking, spousal plane travel	n/a	To ensure that executives have appropriate tax and financial guidance and are not distracted from their primary duties for the Company

Market Positioning. During 2008, the Compensation Committee approved targeting total compensation at the 62 1/2 percentile as compared to the Company’s past pay positioning strategy of market median. Cliffs believes that a 62 1/2 percentile pay positioning will allow it to remain competitive in attracting, retaining and motivating the needed level of talent for the organization while managing costs to an objectively reasonable level. The 62 1/2 percentile is achieved by targeting base salary at the median and short-term and long-term incentives at the 75th percentile. As a result of this change, Cliffs’ incentive targets were increased for executives in 2008, as described in more detail below. Actual pay may be higher or lower than this target positioning overall based on company and individual performance. The target compensation for each executive may also be higher or lower than this market positioning based on such factors as individual skills, experience, contribution and performance, internal equity, or other factors that the Compensation Committee may take into account that are relevant to the individual executive.

Market for Talent. The Compensation Committee conducts an annual review of market pay practices for executive officers with the assistance of its outside compensation advisor. For pay decisions in 2008, this review was completed by Mercer. This review is based on several published compensation surveys as well as a detailed analysis of certain compensation comparison peers. For 2008, survey sources included companies in the Durable Manufacturing and General Manufacturing Industry segments (as defined by Mercer) with revenues consistent with Cliffs’ size and complexity. The compensation comparison peers included data from a custom peer group of 11 public companies in the Metals and Mining and Oil and Gas Industry groups of similar size to Cliffs. These 11 companies were as follows:

Alpha Natural Resources, Inc.	Kaiser Aluminum Corporation
Arch Coal, Inc.	Massey Energy Company
Century Aluminum Company	Peabody Energy Corporation
CONSOL Energy Inc.	Steel Dynamics, Inc.
Foundation Coal Holdings, Inc.	Titanium Metals Corporation
International Coal Group, Inc.

Pay Mix. Because Cliffs’ executive officers are in a position to directly influence its overall performance, a significant portion of their compensation is at risk through short- and long-term incentive programs. Cliffs’ named executive officers have a significant percent of their target total compensation at risk. This includes the target annual incentive and target long-term incentive grant values, but not benefits or retirement programs. These levels of pay at risk are consistent with each executive’s level of responsibility and impact and are consistent with market practices for fixed versus variable pay.

Elements of Compensation

As described in the compensation elements table above, Cliffs uses multiple components to provide a competitive overall compensation and benefits package that is reasonably relative to market and industry practices and tied appropriately to performance.

Base Salary. Cliffs’ philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run the business. Therefore, Cliffs seeks to target base pay levels for executives at the 50th percentile of market survey data, although each executive may have a base salary above or below the median of the market. Actual salaries reflect responsibility, performance, and experience, among other factors described above.

Salaries approved for the named executive officers in 2008 were as follows:

2008
Carrabba	$790,000
Brlas	$421,000
Gallagher	$427,000
Calfee	$377,000
Hawk	$300,000
Kummer	$274,000

For fiscal 2009, the Compensation Committee determined that merit salary increases were inappropriate in light of the current economic situation. Thus, no named executive officer received a salary adjustment for 2009.

Annual Incentive Plan. Cliffs provides an annual Executive Management Performance Incentive Plan or EMPI Plan, which provides an opportunity for the senior executive officers, including the named executive officers, to earn an annual cash incentive based on company financial performance relative to business plans and achievement against key corporate objectives. The objective of this plan is to provide executives with a competitive annual cash compensation opportunity while aligning actual pay results with Cliffs’ short-term financial and strategic performance.

2008 EMPI Award Opportunities. For each senior executive officer the Compensation Committee establishes a maximum EMPI Plan opportunity at the beginning of each year. Actual incentive payouts range between zero to a maximum of 100 percent of the officers’ grant amount for 2008, with a target opportunity equal to 50 percent of the maximum as shown in the grant of plan-based awards table below.

Bonus ranges approved for the named executive officers in 2008 were as follows:

	Minimum	Target	Maximum
Carrabba	70%	140%	280%
Brlas	40%	80%	160%
Gallagher	40%	80%	160%
Calfee	40%	80%	160%
Hawk	35%	70%	140%
Kummer	35%	70%	140%

2008 EMPI Plan Performance Measures. The EMPI Plan uses a “performance scorecard” with multiple performance standards that are related to Cliffs’ annual business plan and current strategic priorities in order to determine payouts under the plan. For 2008, the Compensation Committee developed a scorecard targeted at those areas that it believed would most directly improve financial results for shareholders in the near term, while maintaining incentives for long-term strategic improvements. The elements and their respective weightings for 2008 were as follows:

EMPI Elements	Weighting
Pre-Tax Earnings	50%
Cost Control
North American Iron Ore	15%
North American Coal	5%
Asia Pacific	5%
Corporate Objectives	25%
Total	100%

Pre-tax earnings is a measure of Cliffs’ profitability and is measured on a consolidated basis. Cost control is a measure of the cost of production per ton, adjusted to hold energy prices at a fixed rate throughout the year in order to eliminate the (positive and negative) impact of the large and potentially volatile uncontrollable cost of energy on compensation. Although cost control is a component of pre-tax earnings, the Compensation Committee believes a more targeted focus on managing production cost per ton is essential to Cliffs’ long-term health. Cost control is measured for North American Iron Ore operations, North American Coal operations and Asia Pacific Iron Ore operations. Finally, the Compensation Committee evaluates management on a subjective basis against key strategic and operational goals that are not as easily quantified as financial results to ensure that short-term profitability is balanced with the long-term success of the organization. For 2008, corporate objectives included goals in the areas of business development, workforce safety, specific cost initiatives and sales initiatives.

2008 EMPI Plan Target Setting and 2008 Results. Performance targets for the financial objectives of the EMPI Plan are established at the beginning of each year. Each metric has a minimum threshold, target, and maximum goal, with a potential funding of between zero and 100 percent of the maximum award. At minimum threshold performance, each goal would be funded at 25 percent of maximum, with zero percent funding for performance below threshold. If performance is at the target level, the bonus will be funded at 50 percent of the maximum award.

Each year, the Compensation Committee approves performance targets and ranges for each of the financial performance measures, taking into consideration management financial plans for the coming year, prior years’ performance, performance relative to other metals and mining companies, and the relative degree of difficulty of attaining performance goals under different product-pricing scenarios. Performance targets are approved each year by the Compensation Committee early in the year, with an adjustment as necessary for the specific impact of world pellet price settlements on price escalators in Cliffs’ contracts. This price adjustment is formulaic and objective, tied directly to Cliffs’ term supply agreements.

For 2008, the EMPI Plan was funded at 81.35 percent of the maximum bonuses for all senior executives, including named executive officers. The Compensation Committee arrived at this funding level by taking the following factors into consideration:

•

Pre-tax earnings were reviewed and compared to adjusted maximum performance levels set at the beginning of 2008 of $896 million with an adjusted minimum threshold and target performance levels of $570 million and $734 million, respectively. This factor was weighted 100 percent under the EMPI Plan, resulting in funding of 50 percent of maximum bonuses.

•	Adjusted cost for North American Iron Ore was better than minimum threshold but not as good as target. This factor was weighted 15 percent and resulted in funding of 5.85 percent.

•	Asia Pacific Iron Ore cost was better than the maximum. This factor was weighted 5 percent and resulted in a funding of five percent, respectively.

•	Adjusted cost of North American Coal was worse than threshold and resulted in zero funding for 2008.

•

The Compensation Committee evaluated corporate objectives established at the beginning of the year and rated those objectives at a performance level of 82 percent. This factor was weighted 25 percent and resulted in funding of 20.5 percent.

Adjustments to the 2008 pre-tax earnings were made for merger and acquisition costs and income, non-operating gains and losses and “mark to market”. The Compensation Committee adjusted the 2008 EMPI Plan targets to take into account these adjustments and their impact on 2008 pre-tax earnings to ensure that management did not receive an undue windfall or loss in 2008 under the EMPI Plan.

Bonuses for 2008 under the EMPI Plan were paid in the following amounts to the named executive officers (excludes Mr. Kummer):

Carrabba	$1,765,295	Calfee	$494,738
Brlas	$565,805	Hawk	$358,753
Gallagher	$560,338

The specific performance goals for the three cost control measures are not disclosed as Cliffs believes, and the Compensation Committee concurs, that providing detailed information about Cliffs’ cost structure could limit its ability to negotiate supply agreements or spot sales on terms that would be favorable to its shareholders, thereby resulting in meaningful competitive harm. Likewise, Cliffs and the Compensation Committee believe that disclosing specific, non-quantitative corporate objectives for the year would provide detailed information on business operations and forward looking strategic plans to its customers and competitors that could result in substantial competitive harm.

The Compensation Committee did test the cost control performance targets by comparing to business plans, past performance, and the impact of cost per ton on the range of pre-tax earnings goals, including the impact under different product-pricing scenarios. Based on these evaluations, the Compensation Committee believes that the range of performance objectives established for 2008 were appropriately difficult to attain. Corporate objectives are subjective in nature and therefore the degree of difficulty cannot be readily quantified, however, the bonus has not reached a maximum payout in past years and thus, the committee believes that the degree of difficulty of corporate objectives is appropriate.

2009 Award Opportunities and 2009 EMPI Plan Performance Measures. There was no change to 2009 bonus targets for the named executive officers. For 2009, the EMPI Plan will continue to use a “performance scorecard” with multiple performance standards that are related to Cliffs’ annual business plan and current strategic priorities. For 2009, the Compensation Committee developed a scorecard targeted at those areas that it believed would most directly improve financial results for shareholders in the near term, while maintaining incentives for long-term strategic improvements. The company does not disclose forward-looking financial data or objectives as it believes this disclosure could result in substantial competitive harm. The elements and their respective weightings of the 2009 EMPI Plan remained the same except North American Iron Ore cost control is weighted 10 percent and Asia Pacific Iron Ore cost control is weighted 10 percent.

Long-Term Incentives. The objectives of Cliffs’ long-term incentives are to reward executives for sustained performance over multiple years while recognizing the potential volatility of industry conditions and limiting the potential for undue windfalls or losses to executives for factors outside of management’s control. In addition, Cliffs’ long-term incentive programs are designed to enhance retention of executives by delaying the vesting of compensation opportunities and to align the long-term interests of executives with shareholders through the use of equity to deliver compensation.

For long-term incentives, Cliffs uses performance shares, retention units, restricted share units and restricted share grants to reward and retain executives. The retention units are denominated in Cliffs’ Common Shares and vary with its share price, but are payable in cash. Cliffs had granted retention units since 2000 but changed to restricted share units in 2008. The performance shares and restricted share unit are denominated and payable in Cliffs’ Common Shares to align the interests of its executives with shareholders through direct ownership.

Each year, Cliffs establishes a target long-term incentive award value for each executive based on market practices as a pre-determined percentage of base salary. The percent of base salary values were established by Mercer, the executive compensation consultant for 2008 compensation decisions. In an effort to target total compensation to the 62 1/2 percentile, the Committee increased the target grant values in 2008 compared to prior grant levels. Actual awards to each executive may vary +/- 25 percent from this target based on the CEO’s assessment of individual performance in the case of executives other than the CEO, and based on the Compensation Committee’s assessment of the CEO’s performance in the case of grants made to the CEO.

For 2008 and 2009, the long-term incentive target as a percentage of base salary for each named executive officer was as follows:

	Target % of Base Salary
	2008	2009
Carrabba	300%	300%
Brlas	175%	188%
Gallagher	175%	188%
Calfee	150%	163%
Hawk	150%	163%
Kummer	150%	n/a

In 2008, the Compensation Committee awarded 25 percent of the long-term incentive opportunity for each Cliffs named executive officer in restricted share units payable in Common Shares based on the participant’s continued employment throughout a three-year retention period ending December 31, 2010. The balance of each individual’s long-term incentive award was in the form of performance shares, with actual payouts tied to Cliffs’ total shareholder return relative to industry peers over a three-year performance period and three-year cumulative free cash flow (see below for further detail).

Administrative Process. Long-term incentive awards for executives are generally made annually. Actual grants are based on the methodology discussed above but can be adjusted based on the executive’s position, experience, performance, prior equity-based compensation awards and competitive equity-based compensation levels. The grant date is the date of the Compensation Committee approval or a later date as set by the Compensation Committee. Grants for new hires or promotions are approved by the Compensation Committee at the next regularly scheduled Compensation Committee meeting following the hire or promotion date or in a special meeting, as needed. The grant date for new hire or promotional grants is the date of such approval or such later date as the Compensation Committee determines. Cliffs does not time grants to coordinate with the release of material non-public information.

Performance Share Program. Under the 2007 Incentive Equity Plan, performance shares continue to be the primary vehicle used by Cliffs to deliver long-term incentives. A performance share is the opportunity to earn a Common Share based on Cliffs’ performance over a three-year period, with potential funding between 0 percent and 150 percent of the target share grant depending on the level of performance against goals. Cliffs uses performance shares to reward for shareholder results relative to industry conditions, taking into consideration returns to shareholders as compared to other companies in the steel and mining industries. Performance shares comprise 75 percent of the total annual long-term grant.

Specifically, each executive officer is granted a target number of performance shares at the beginning of each three-year period. The total shareholder return for Cliffs and its performance peers identified below was historically measured quarterly on a cumulative basis since the beginning of the performance period and Cliffs was ranked relative to peers at the end of each quarter. At the end of three years, Cliffs calculated the average of these quarterly percentile rankings of total shareholder return performance relative to peers to determine the total performance over the three-year period and the number of shares earned at the end of the period. Funding for performance below threshold is zero percent. In addition to Total Shareholder Return, or TSR, performance shares are also subject to three-year cumulative free cash flow performance metrics beginning in 2008. Free cash flow is defined as cash from operations less capital expenditures and merger and acquisition activities. The calibration of the pay for performance relationship for 2008 grants is as follows:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	50%	Below 35th %tile	35th %tile	55th %tile	75th %tile
3-Year Cumulative Free Cash Flow	50%	More than 20% below budget	20% below budget	At budget	20% above budget
Payout		0%	50%	100%	150%

Restricted Share Units. Restricted share units are earned based on continued employment, are retention-based awards, vest at the end of the performance period used for the performance shares, and are payable in Common Shares. Restricted share units comprise 25 percent of the total annual long-term incentive grant.

2008-2010 Performance Share and Restricted Share Unit Awards. On March 10, 2008, the Compensation Committee approved performance share and restricted share unit awards under the 2007 Incentive Equity Plan for Cliffs’ executives, including its named executive officers. Grants were determined using the December 31, 2007 closing price of $50.40 and the grant targets described above. The following amounts of performance shares and restricted share units were awarded to Cliffs’ named executive officers for the 2008-2010 performance period:

	Performance Shares	Restricted Share Units
Carrabba	34,500	11,500
Brlas	10,800	3,600
Gallagher	10,650	3,550
Calfee	8,100	2,700
Hawk	6,750	2,250
Kummer	6,150	2,050

The performance peer group used for the relative performance share plan during the 2008-2010 performance period is as follows:

AK Steel Holding Corporation Alcoa Inc Allegheny Technologies Inc Arch Coal Inc Carpenter Technology Corp Commercial Metals Co	Consol Energy Inc Foundation Coal Holdings Inc Freeport-McMoran Cooper & Gold Inc Massey Energy Corp Nucor Corp Peabody Energy Corp	Quanex Corp Reliance Steel & Aluminum Co Steel Dynamics Inc United States Steel Corp (New) Usec Inc Worthington Inds Inc

The peer group currently focuses on steel, metals and commodity mineral mining companies that will be generally affected by the same long-term market conditions as those that affect Cliffs. The Compensation Committee evaluates this peer group for each new cycle of the performance share plan and makes adjustments as needed based on changes in the industry makeup and relevance of Cliffs’ specific peers. During a cycle, any peer that is acquired, files for bankruptcy, or otherwise ceases to trade on a major stock exchange will be excluded from the calculation of relative performance for each quarter subsequent to the de-listing event. Beginning with the 2007-2009 grant, the Compensation Committee determined that the S&P Metals and Mining ETF TSR would be substituted for the entire performance period for any peer that is acquired, files for bankruptcy, or otherwise ceases to trade on a major stock exchange. To date, the following companies have been excluded from the performance peer group: Algoma and IPSCO Inc. On May 12, 2008, the Compensation Committee also determined to amend the 2006 grant so that the participants would get the greater of the payout determined if the S&P Metals and Mining ETF is substituted in place of peer group companies that drop out of the peer group and the payout determined if no such substitution is permitted.

The specific performance targets for the cumulative free cash flow performance metrics are not disclosed as Cliffs believes, and the Compensation Committee concurs, that providing detailed information about Cliffs’ expectations prior to the completion of the 2008-2010 performance period could result in meaningful competitive harm.

Performance Methodology Changes. On March 12, 2007, the Compensation Committee adopted a new methodology for the calculation of payment of performance shares in connection with the 2007 Incentive Equity Plan. With respect to pre-2007 performance shares, a portion of the calculation was based on a cumulative quarter-by-quarter basis calculation of total shareholder return. Under the 2007 Incentive Equity Plan, the quarter-by-quarter portion of the calculation was eliminated, and the calculation is instead based on cumulative total shareholder return between the start and the end of the performance period. The Compensation Committee also gave participants in the prior plan the option of having the old or new methodology apply to their outstanding performance shares for the 2005-2007 and 2006-2008 performance periods. Subsequently, on May 12, 2008, the Compensation Committee determined that the election process was inconsistent with its “pay for performance” philosophy and determined to automatically pay the executives the amount generated by the new methodology if it is higher than the old methodology for the 2006-2008 performance period.

2009-2011 Performance Share and Restricted Share Unit Awards. On March 9, 2009, the Compensation Committee approved performance share and restricted share unit awards under the 2007 Incentive Equity Plan for Cliffs’ executives, including its named executive officers. Grants were determined using a 60 day average closing price ending on March 9, 2009 of $23.52 and the grant targets described above. The following amounts of performance shares and restricted share units were awarded to Cliffs’ named executive officers for the 2009-2011 performance period:

	Performance Shares	Restricted Share Units
Carrabba	78,975	26,325
Brlas	29,025	9,675
Gallagher	25,575	8,525
Calfee	19,575	6,525
Hawk	12,600	4,200

The performance peer group used for the relative performance share plan during the 2009-2011 cycle is as follows:

AK Steel Holding Corporation Alcoa Inc Allegheny Technologies Inc Arch Coal Inc Carpenter Technology Corp Commercial Metals Co	Consol Energy Inc Foundation Coal Holdings Inc Freeport-McMoran Cooper & Gold Inc Massey Energy Corp Nucor Corp Peabody Energy Corp	Quanex Corp Reliance Steel & Aluminum Co Steel Dynamics Inc United States Steel Corp (New) Usec Inc Worthington Inds Inc

Payouts Determined for 2006 – 2008 Performance Share Grant. In February 2009, the Compensation Committee determined that, for the three-year performance period ended December 31, 2008, Cliffs achieved the 75th percentile with respect to its peer group for TSR and a return on net assets greater than 12 percent . This provided a total performance factor of 150 percent for the 2006-2008 performance periods. A payout for such performance period was made in Cliffs Common Shares to all participants, including all named executive officers, with a distribution date of March 6, 2009. The performance share award for the named executive officers for the 2006-2008 performance period is disclosed under the “2008 Option Exercises and Stock Vested Table” in footnotes 3 and 4. The payout calculation for the 2006 – 2008 grants is as follows:

		Performance Level
Performance Factor	Weight	Threshold	Target	Maximum	Actual Performance
Relative TSR	100%	35th %tile	55th %tile	75th %tile	75 %tile
RONA Hurdle (3-Year Average > 12%)					Hurdle Achieved
Payout		50%	100%	150%

Retention Units. For the years 2000 through 2007, the Compensation Committee granted a part of its incentive equity grants as retention units. The retention units assisted Cliffs in retaining key executives throughout industry cycles by providing a minimum floor to the long-term incentive opportunity based solely on executives remaining with the company. Each retention unit represents the value of one Cliffs Common Share at the end of the three-year period (generally December 31) and was payable in cash based upon the participant’s continued employment throughout the three-year retention period.

The retention units granted on March 14, 2006 to the named executive officers vested on December 31, 2008 and were paid out in cash on March 6, 2009, as shown in footnote 5 under the “2007 Option Exercises and Stock Vested Table.” Cliffs’ closing share price on December 31, 2008 of $25.61 per share was used to determine the value of this payout.

Restricted Share Grants. During 2008, the Compensation Committee did not award any restricted share awards to any of the current named executive officers or any other employees of the Company. A restricted share award to Mr. Carrabba in 2005 vested on May 23, 2008. Messrs. Carrabba, Gallagher and Calfee received a restricted share award in 2006 that vested March 14, 2009.

Retirement and Deferred Compensation Benefits

Defined Benefit Pension Plan: Cliffs maintains a defined benefit pension plan, which it refers to as the Pension Plan, and a Supplemental Retirement Benefit Plan in which all of the named executive officers are eligible for participation following one year of service. The Compensation Committee believes that pension benefits are a typical component of total remuneration for employees and executives in industries similar to Cliffs’ industry, and that providing such benefits is important to delivering a competitive package to retain employees. The objective of the Supplemental Retirement Benefit Plan is to provide benefits above the statutory limits for qualified pension plans for highly paid executives.

401(k) Savings Plan. Executives are eligible to contribute up to 35 percent of base salary under Cliffs’ 401(k) Savings Plan. Annual pre-tax contributions are limited by Internal Revenue Service regulations. For the calendar year 2008, employee pre-tax contributions are limited to $15,500 ($20,500 for persons age 50 or older). Cliffs matches 100 percent of employee contributions up to the first 3 percent and 50 percent for the next 2 percent. Additionally, Cliffs has a performance-based contribution that can be made annually to the 401(k) Savings Plan. The performance-based contribution was established to deliver as much as 10 percent of base salary into the 401(k) Savings Plan when Cliffs meets certain profit per ton performance targets. Cliffs has contributed the maximum contribution of 10% every year since 2004. The amount contributed on behalf of each named executive officer is disclosed in the footnotes in the Summary Compensation Table.

Deferred Compensation Plan. Under the Voluntary Non-Qualified Deferred Compensation Plan, or VNQDC Plan, the named executive officers and other senior executives are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary, all or a portion of their annual incentive under the EMPI Plan and their share award or cash award that may be payable under the Long-Term Incentive Plan or the 2007 Incentive Equity Plan. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit and addresses the goal of attracting and retaining talent.

Under the Company’s VNQDC plan, annual incentive payments can be deferred into a cash deferral account or a share unit account. Share awards can only be deferred into share units. Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate. Share unit deferrals are denominated in Cliffs’ Common Shares and vary with Cliffs’ share price performance.

In order to encourage share ownership and the alignment of executive interests with shareholder interests, as well as to assist executives in meeting their share ownership guidelines (as discussed below under “Share Ownership Guidelines”), any annual incentive cash compensation awards deferred into share units are matched with a 25 percent match by Cliffs that vests at the end of five years. The amount of Cliffs shares matched to VNQDC bonus exchange deferrals is disclosed in the 2008 Nonqualified Deferred Compensation Table.

Finally, the VNQDC Plan provides that if a participant is entitled to receive a performance-based contribution under the 401(k) Savings Plan but is limited in the amounts that can be contributed to the 401(k) Savings Plan by certain Internal Revenue Code limitations, then any such performance-based contributions in excess of the Internal Revenue Code limits are deferred into the VNQDC Plan. These specific cash accounts are not convertible to share units.

Other Benefits. Cliffs’ other benefits and perquisites for senior executives, including named executive officers, include company paid parking, personal financial services, and costs attributable to spouses traveling with the executives on business trips using the corporate aircraft. Our executives do not otherwise have access to the corporate aircraft for personal travel purposes. The Compensation Committee discontinued company paid club memberships in 2007. These benefits are disclosed below in the “2008 Summary Compensation Table” under “All Other Compensation” and described in footnote 5.

Supplementary Compensation Policies

Cliffs uses several additional policies to ensure that the overall compensation structure is aligned with shareholder interests and is competitive with market practices. Specific policies include:

Share Ownership Guidelines. Cliffs’ Board adopted share ownership guidelines to ensure that senior executives, including named executive officers, have a meaningful direct ownership stake in Cliffs and that the interests of executives are thereby aligned with shareholders. The guidelines call for the CEO to own shares equal in value to four-and-a-half times annual base salary. Other executives, depending on their level, are required to hold between one-and-a-half and two-and-a-half times annual base salary in shares. For awards made after January 1, 2007 under the 2007 Incentive Equity Plan, executives are not permitted to sell shares received under the performance share program or the restricted share unit program unless the executive is in compliance with the ownership guidelines, except as may be necessary to pay income taxes. An executive’s direct ownership of shares, including restricted shares and share units held in the VNQDC Plan, count toward meeting the share ownership guidelines. The Compensation Committee annually reviews compliance with the share ownership guidelines.

Change in Control Severance Agreements. Cliffs has entered into severance agreements with all of the named executive officers that provide for certain payments upon termination following a change in control. The Compensation Committee believes that such agreements support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that Cliffs may undergo a merger or be acquired. In addition, the Compensation Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire Cliffs is made, in that each of the named executive officers would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the shareholder’s best interests without regard to the executive’s personal financial interests. The level of benefits were determined consistent with market practices at the time that the agreements were established.

The agreements generally provide for the following change-in-control provisions (see accompanying narrative below for more details):

•	Automatic vesting of unvested equity incentives upon change in control;

•	Two or three times annual base salary and target annual incentive as severance upon termination following a change in control, and continuation of welfare benefits for two or three years;

•	Full tax gross-up payments on any excise taxes imposed upon any change in control payments; and

•	Non-compete, confidentiality and non-solicitation restrictions on executives who receive severance payments following a change in control.

Separation Agreement. Effective October 3, 2008, Cliffs and Mr. Kummer terminated their employment relationship. In connection with this termination of the employment relationship, Cliffs and Mr. Kummer entered into a Separation Agreement and Release of Claims, or Separation Agreement. Under the Separation Agreement, Mr. Kummer has received the following severance benefits:

•	a lump sum payment of $548,000, which is equal to two times Mr. Kummer’s base pay;

•	a lump sum payment of $160,000, which approximates Mr. Kummer’s expected payout under the EMPI Plan, pro-rated for service during 2008;

•

payouts for performance share, retention unit and restricted share unit grants received by Mr. Kummer under Cliffs’ long-term incentive programs, pro-rated based upon the length of Mr. Kummer’s employment during the applicable incentive periods;

•

restricted shares granted to Mr. Kummer in 2006 under the 1992 Incentive Equity Plan became non-forfeitable on October 3, 2008 as if Mr. Kummer had been involuntarily terminated without cause and were paid in accordance with the terms of Mr. Kummer’s 2006 restricted share award agreement.

Mr. Kummer and his eligible dependants will be entitled to continuation of health insurance coverage for up to 24 months under certain circumstances. Mr. Kummer will be entitled to relocation assistance for up to 12 months, to the extent such benefits are not available through another employer, and outplacement assistance for up to 12 months. The separation agreement also contains customary provisions regarding confidentiality of Cliffs’ proprietary information and a two-year non-solicitation covenant. The Separation Agreement also contains a general release of claims against Cliffs and a covenant not to sue Cliffs.

Other Material Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executive compensation in excess of $1 million. The aggregate combination of salary, distributions from the Long-Term Incentive Plan, vesting of restricted shares, and dividends on restricted shares has caused, with respect to 2008, the $1 million limit to be exceeded with respect to five of the named executive officers, and will cause the $1 million limit to be exceeded in subsequent years with respect to one or more of the named executive officers. In 2007, Cliffs’ shareholders approved the EMPI Plan, and the 2007 Incentive Equity Plan, which replaced the predecessor plans. Performance based compensation under the EMPI Plan and the 2007 Incentive Equity Plan will be exempt from the $1 million limit. Even with the adoption of these new plans, retention units, restricted share unit grants and restricted share grants will still not qualify as performance based compensation and thus will be included in the calculation of the $1 million limit.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee:

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in its annual report on Form 10-K for the year ended December 31, 2008 and its definitive proxy statement on Schedule 14A for its 2009 Annual Meeting, as filed with the Securities and Exchange Commission.

Francis R. McAllister, Chairman

James D. Ireland III

Roger Phillips

Richard K. Riederer

Summary Compensation Table

The following table sets forth the compensation earned by the named executive officers for services rendered to Cliffs and its subsidiaries for the fiscal years ended December 31, 2006, 2007 and 2008.

Name (a)		Year (b)	Salary ($) (1) (c)		Bonus ($) (1) (d)		Stock Awards ($) (3) (e)	Non-Equity Incentive Plan Compensation (1) (4) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5) (g)	All Other Comp. ($) (6) (h)	Total ($) (i)
Joseph A. Carrabba		2008	767,500	(7)	—		2,469,899	1,842,045	137,929	64,646	5,282,019
Chairman, President and Chief Executive Officer		2007 2006	675,000 520,833	(7) (7)	— —		1,515,748 521,392	1,089,206 752,083	159,936 125,300	63,280 104,337	3,503,170 2,023,945
Laurie Brlas		2008	410,750	(7)	—		727,139	606,881	42,862	29,130	1,816,762
Executive Vice President and Chief Financial Officer		2007 2006	376,250 15,208	(7) (7)	— 399,700	(2)	304,603 3,413	404,825 2,222	32,225 —	29,361 308	1,147,264 420,851
Donald J. Gallagher		2008	418,750	(7)	—		1,756,100	602,214	540,229	35,528	3,352,820
President, North American Iron Ore		2007 2006	389,250 339,583	(7) (7)	— —		893,178 741,563	419,952 349,167	513,938 618,900	115,442 30,286	2,331,760 2,079,499
William R. Calfee		2008	369,750	(7)	—		1,376,074	531,713	234,183	30,794	2,542,514
Executive Vice President, Commercial, North American Iron Ore		2007 2006	344,750 331,750	(7) (7)	— 375,000	(2)	694,612 706,074	371,715 318,175	512,590 528,700	78,178 45,520	2,001,845 2,305,219
Randy L. Kummer	(8)	2008	202,750	(7)	—		1,014,816	—	32,535	733,148	1,983,250
Former Senior Vice President, Human Resources		2007 2006	259,750 244,750	(7) (7)	— —		707,661 697,845	237,998 199,475	49,047 34,900	24,899 16,458	1,279,355 1,193,428
George W. Hawk, Jr.		2008	290,000	(7)			481,797	387,754	39,212	13,426	1,212,188
General Counsel & Secretary		2007 2006	250,000 215,000	(7) (7)	— —		682,143 259,726	234,719 186,500	26,113 21,500	8,961 11,021	1,201,935 693,747

(1)	Columns (c), (e) and (f) reflect the salary, equity compensation and non-equity incentive compensation of each named executive officer, respectively, before pre-tax reductions for contributions to the 401(k) Savings Plan, the VNQDC Plan and Cliffs Benefits Plans. Amounts by which salary, equity compensation and non-equity incentive compensation were reduced in 2008 pursuant to the named executive officers’ elections to make contributions to the VNQDC Plan appear in column (b) of the “2008 Nonqualified Deferred Compensation” table below.
(2)	Column (d) of the table, “Bonus,” discloses special, non-incentive payments to certain executives, whether such payments were designated bonus or not. Such payments include payments in 2006 to Mr. Calfee in cash of 50 percent of the award he would otherwise have received as restricted shares under the 1992 Incentive Equity Plan. Since the restricted share agreements do not forfeit the restricted shares of employees who retire, Mr. Calfee, who is retirement eligible, was taxed on the value of the restricted shares on the date of grant. The payment of 50 percent of his award in cash was intended to assist him in paying the taxes on the restricted shares award. Column (d) also includes a special signing bonus and guaranteed bonus payable to Ms. Brlas who was employed as Cliffs’ Chief Financial Officer on December 11, 2006. Amounts payable to the named executive officers under the EMPI Plan are not shown in column (d), but are instead shown under column (f), “Non-Equity Incentive Plan Compensation.”
(3)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, in accordance with SFAS 123R, of awards of restricted shares, restricted share units, performance shares and retention units, and thus includes amounts from awards granted in and prior to 2006. For additional information, refer to note 12 to Cliffs financial statements in Item 8 of the Form 10-K. These types of awards are discussed in further detail in the “Compensation Discussion and Analysis” section above under the headings “Performance Share Program,” “Retention Units”, Restricted Share Units” and “Restricted Share Grants.” See the “2008 Grants of Plan-Based Awards” table for more detail on the awards of restricted shares, restricted share units, retention units and performance shares.
(4)

The amounts in column (f) reflect the sum of (i) incentive bonus awards that were earned in 2008, 2007 and 2006 under the EMPI Plan and Management Incentive Plan (MPI), which is discussed in further detail in the “Compensation Discussion and Analysis” section above under the heading “Annual Incentive Plan,” and were paid in cash to the named executive officers on March 13, 2009, February 22, 2008 and February 13, 2007, and (ii) amounts allocated to the named executive officers as performance-based contributions under the 401(k) Savings Plan, which equaled in 2008, 2007 and 2006 for all eligible participants under the 401(k) Savings Plan 10 percent of their 401(k) eligible wages. To the extent that such performance-based contributions exceeded Internal Revenue Code limits for a qualified profit sharing plan, they were credited to the accounts of the executives under the VNQDC Plan. The following table summarizes annual incentive plan payments and 401(k) performance based contributions made to executives in 2006, 2007 and 2008.

	(E)MPI Awards			401(k) Perf. Contribution			Total
	2006	2007	2008	2006	2007	2008	2006	2007	2008
Joseph A. Carrabba	700,000	1,021,706	1,765,295	52,083	67,500	76,750	752,083	1,089,206	1,842,045
Laurie Brlas	—	367,200	565,806	2,222	37,625	41,075	2,222	404,825	606,881
Donald J. Gallagher	315,000	381,027	560,339	34,167	38,925	41,875	349,167	419,952	602,214
William R. Calfee	285,000	337,240	494,738	33,175	34,475	36,975	318,175	371,715	531,713
Randy L. Kummer	175,000	212,023	—	24,475	25,975	—	199,475	237,998	—
George W. Hawk, Jr.	165,000	209,719	358,754	21,500	25,000	29,000	186,500	234,719	387,754

(5)	The amounts in column (g) reflect the actuarial increase in the present value of the named executive officers’ benefits under the Pension Plan and the Supplemental Retirement Benefit Plan, or SERP, both of which are discussed in the “Compensation Discussion and Analysis” section above under the heading “Defined Benefit Pension Plan,” determined using interest rate and mortality assumptions consistent with those used in our financial statements and may include amounts that the named executive officer is not fully vested. Also includes amounts for above market interest for the executives’ deferrals into the VNQDC. The following table summarizes changes in pension values and above-market earnings on deferred compensation in 2006, 2007 and 2008.

	Present Value of Pension Accruals						Above Market Interest on Deferred Compensation
	Qualified			SERP
	2006	2007	2008	2006	2007	2008	2006	2007	2008
Joseph A. Carrabba	15,900	15,100	14,500	109,400	144,600	120,900	—	236	2,529
Laurie Brlas	—	11,500	12,700	—	20,700	29,500	—	25	662
Donald J. Gallagher	180,200	136,700	91,500	438,700	377,100	447,300	—	138	1,429
William R. Calfee	42,200	75,700	3,000	486,500	436,500	228,500	—	390	2,683
Randy L. Kummer	19,800	18,500	16,500	15,100	30,500	15,400	—	47	635
George W. Hawk, Jr.	17,000	15,100	13,900	4,500	11,000	25,100	—	13	212

(6)	The amounts in column (h) reflect the combined value of the named executive officers’ perquisites attributable to paid parking, financial services, club memberships, restricted stock dividends, costs attributed to spouses traveling with executives on business trips using the corporate aircraft and matching contributions made by and on behalf of the executives under the 401(k) Savings Plan and the VNQDC Plan. The following table summarizes perquisites in 2006, 2007 and 2008.

		Paid Parking ($)	Financial Svcs. ($)	Club Member- ships ($)	401(k) Savings Plan Matching Contributions ($)	VNQDC Plan Matching Contributions ($)	Restricted Stock Dividends ($)	Aircraft Usuage	Other ($)		Total ($)
Joseph A. Carrabba	2008	2,700	8,280	—	7,475	23,225	19,977	2,989	—		64,646
Laurie Brlas	2008	2,700	10,000	—	9,000	7,430	—	—	—		29,130
Donald J. Gallagher	2008	2,700	8,516	—	9,000	—	12,209	3,103	—		35,528
William R. Calfee	2008	2,700	7,200	—	8,507	6,283	6,104	—	—		30,794
Randy L. Kummer	2008	2,250	4,081	—	8,236	—	10,581	—	708,000	(1)	774,538
George W. Hawk, Jr.	2008	2,700	4,126	—	6,600	—	—	—	—		13,426

(1)	Reflects a lump sum payment of $548,000, or two year’s base salary, and a lump sum payment of $160,000, the expected payout of the annual incentive, pursuant to Mr. Kummer’s Separation Agreement.

(7)	The salary of the named executive officers includes their base salary before salary reductions for the Benefits Choice Plan, the 401(k) Savings Plan, and the VNQDC Plan. The following table summarizes salary reductions for the 401(k) Savings Plan and VNQDC Plan for executives in 2006, 2007 and 2008:

	401(k)						VNQDC Pre-Tax Salary Deferral
	Salary Deferrals			Catch-Up Contribution
	2006	2007	2008	2006	2007	2008	2006	2007	2008
Joseph A. Carrabba	13,063	12,675	12,850	—	—	—	36,667	68,750	38,375
Laurie Brlas	—	15,500	15,500	—	550	800	—	26,337	41,076
Donald J. Gallagher	15,000	15,500	15,500	1,000	750	1,000	—	—	—
William R. Calfee	15,000	15,500	15,500	4,291	5,000	5,000	11,611	34,475	36,975
Randy L. Kummer	15,000	15,500	15,500	5,000	5,000	3,971	—	—	—
George W. Hawk, Jr.	15,000	15,500	15,500	—	—		—	—	—

(8)	Randy Kummer resigned effective October 3, 2008.

Grants of Plan Based Awards

This table discloses in columns (d), (e) and (f) the potential payouts at the threshold, target and maximum levels of the awards under the EMPI Plan for 2008. See the “Annual Incentive Plan—Compensation Discussion and Analysis” section above for a description of the EMPI Plan.

This table also shows in columns (g), (h) and (i) the potential payouts at the threshold, target and maximum levels of the 2008 performance share awards under the 2007 Incentive Equity Plan. Such performance shares are for a three-year period ending December 31, 2010.

The table also shows in columns (j) and (k) the actual numbers of awards granted and the grant date fair value of restricted share units under the 2007 Incentive Equity.

2008 Grant of Plan Based Awards Table

Name (a)	Grant Date (b)	Committee Date (c)	Estimated Future Payouts under Non-Equity Incentive Plan Awards (EMPI) ($) (1)			Estimated Future Payout(s) under Equity Incentive Plan Awards (Per Shares) (2)			Restricted Share Units (j)	Grant Date Fair Market Value of Stock Awards ($) (k)
			Threshold (d)	Target (e)	Maximum (f)	Threshold (g)	Target (h)	Maximum (i)
Joseph A. Carrabba	3/10/2008	3/10/2008	542,500	1,085,000	2,170,000
	3/10/2008	3/10/2008				17,250	34,500	51,750	11,500	2,418,910

Laurie Brlas	3/10/2008	3/10/2008	173,880	347,760	695,520
	3/10/2008	3/10/2008				5,400	10,800	16,200	3,600	757,224

Donald J. Gallagher	3/10/2008	3/10/2008	172,200	344,400	688,800
	3/10/2008	3/10/2008				5,325	10,650	15,975	3,550	746,707

William R. Calfee	3/10/2008	3/10/2008	152,040	304,080	608,160
	3/10/2008	3/10/2008				4,050	8,100	12,150	2,700	567,918

Randy L. Kummer	3/10/2008	3/10/2008	100,695	201,390	402,780
	3/10/2008	3/10/2008				3,075	6,150	9,225	2,050	431,197

George W. Hawk, Jr.	3/10/2008	3/10/2008	110,250	220,500	441,000
	3/10/2008	3/10/2008				3,375	6,750	10,125	2,250	473,265

(1)	The amounts in column (d) reflect the threshold payment level under the EMPI Plan, which is 25 percent of the maximum amount shown in column (f). The amount shown in column (e) is 50 percent of the amount shown in column (f). These amounts are based on the individual’s current salary and position at the time of grant.
(2)	The amounts in column (g) reflect the threshold payout level of performance shares under the 2007 Incentive Equity Plan, which is 50 percent of the target amount shown in column (h). The amount shown in column (i) is 150 percent of such target amount.

Outstanding Equity Awards At Fiscal Year-End

The following table shows in columns (b) and (c) the actual numbers of shares, and the fair market value of all (1) unvested restricted share awards under the 1992 Incentive Equity Plan and (2) unvested retention units under the Long-Term Incentive Plan or 2007 Incentive Equity Plan outstanding on December 31, 2008. The fair market value of each restricted share and retention unit on December 31, 2008 was $25.61.

The table also shows in columns (d) and (e), for the named executive officers, the actual numbers of performance shares and the fair market value as of December 31, 2008 of all unvested and unearned performance shares assuming a market value of $25.61 per share (the closing market price of Cliffs’ common shares on December 31, 2008) and assuming that the performance shares pay off at the target level.

Outstanding Equity Awards At 2008 Fiscal Year-End Table

Name (a)	Number of Shares or Units of Stock That Have Not Vested (b) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (d)		Equity Incentive Plan Awards: Market Value of Payout of Unearned Shares, Units or Other Rights That Have Not Vested ($) (e)
Joseph A. Carrabba	55,812	(3)	1,429,345
	11,100	(4)	284,271	62,900	(5)	1,610,869
	11,500	(6)	294,515	34,500	(7)	883,545

Laurie Brlas	3,600	(4)	92,196	20,400	(5)	522,444
	3,600	(6)	92,196	10,800	(7)	276,588

Donald J. Gallagher	34,884	(3)	893,379	21,250	(5)	544,213
	3,750	(4)	96,038	10,650	(7)	272,747
	3,550	(6)	90,916

William R. Calfee	17,440	(3)	446,638	11,220	(5)	287,344
	1,980	(4)	50,708	8,100	(7)	207,441
	2,700	(6)	69,147

Randy L. Kummer (8)	15,116	(3)	387,121	3,846	(5)	98,496
	679	(4)	17,389	1,538	(7)	39,388
	512	(6)	13,112

George W. Hawk, Jr.	1,950	(4)	49,940	11,050	(5)	282,991
	2,250	(6)	57,623	6,750	(7)	172,868

(1)	Normally, outstanding options would be listed on this table. There are no outstanding stock options for any named executive officers.
(2)	The amounts shown in this column reflect the number of unvested restricted shares granted under the Incentive Equity Plan and the number of retention units and restricted share units under the 2007 Incentive Equity Plan. Unless otherwise indicated, all of these awards vest on the last day of the second year following the year in which the award was granted.
(3)	These restricted shares were granted on March 14, 2006. They vested on March 14, 2009.
(4)	This represents a grant of retention units for the 2007—2009 performance period.
(5)	This represents a performance share grant for the 2007—2009 performance period.
(6)	This represents a grant of restricted share units for the 2008—2010 performance period.
(7)	This represents a performance share grant for the 2008—2010 performance period.
(8)	Outstanding equity awards granted to Mr. Kummer reflect pro-ration pursuant to his October 3, 2008 termination. Additionally, the restricted stock granted to Mr. Kummer on March 14, 2006 became non-forfeitable on October 3, 2008. Fifty percent was released to Mr. Kummer to satisfy tax obligations and the remaining 50% will be distributed on March 14, 2009.

Option Exercises and Stock Vested

Columns (b) and (c) in the following table set forth certain information regarding performance shares, retention units and restricted share awards that vested during 2008 for the named executive officers based on the applicable fair market value. None of Cliffs’ named executive officers had stock options during the fiscal year ended December 31, 2008 and thus could not exercise them.

2008 Option Exercises And Stock Vested Table

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (b)		Value Realized on Vesting ($) (c) (1)
Joseph A. Carrabba	5,066	(2)	472,506
	84,660	(3)	1,306,304
	9,960	(4)	255,076
Laurie Brlas	20,400	(3)	314,772
	2,400	(4)	61,464
Donald J. Gallagher	21,420	(3)	330,511
	2,520	(4)	64,537
William R. Calfee	19,890	(3)	306,903
	2,340	(4)	59,927
Randy L. Kummer	13,137	(3)	202,704
	1,546	(4)	39,593
	15,116	(5)	578,489
George W. Hawk, Jr.	8,670	(3)	133,778
	1,020	(4)	26,122

(1)	The value realized shown in column (c) is computed by multiplying the number of restricted shares, performance shares and retention units by the closing price of a Common Share on the date of vesting. Except as otherwise noted, all awards vested on December 31, 2008. The closing price of a Common Share on December 31, 2008 was $25.61.
(2)	The restricted shares were granted on May 23, 2005. They vested on May 23, 2008 with a fair market value of $93.27.
(3)	This represents a performance share award granted during 2006 (note: Ms. Brlas was granted performance shares on December 11, 2006) for the 2006—2008 performance period that paid out to participants on March 6, 2009 at a fair market value of $15.43 per share on February 27, 2009. The performance shares paid out at 150 percent based on the performance criteria.
(4)	This represents an award of retention units under the Long-Term Incentive Plan paid out to participants for the 2006—2008 performance period.

(5)	Pursuant to Mr. Kummer’s Separation Agreement, these restricted shares became non-forfeitable effective October 3, 2008. Restrictions were removed on 50 percent of the shares to satisfy the tax obligation. The balance of the shares will be released on March 14, 2009.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each named executive officer and the number of years of service credited to each such named executive officer under the Pension Plan and the Supplemental Retirement Benefit Plan. The calculation was determined using interest rate and mortality rate assumptions consistent with those used in Cliffs’ financial statements.

The Pension Plan provides participants, including the named executive officers, with the greater of:

(a)	the sum of:

(1)	For service with Cliffs through June 30, 2008, his or her accrued benefit under the plan’s Final Average Pay Formula described below; and

(2)	For service with Cliffs after June 30, 2008, his or her cash balance credits and interest under the Cash Balance Formula described below; or

(b)	the sum of:

(1)	For service with Cliffs through June 30, 2003, his or her accrued benefit under the Final Average Pay Formula described below; and

(2)	For service with Cliffs after June 30, 2003, his or her cash balance credits and interest after June 30, 2003 under the Cash Balance Formula described below.

The Final Average Pay Formula provides a benefit that is generally based on a 1.65 percent pension formula. For each year of service up to June 30, 2003 or June 30, 2008, as the case may be, the plan provides 1.65 percent of Average Monthly Compensation. Average Monthly Compensation is defined as the average annual compensation earned during the 60 consecutive months providing the highest such average during the last 120 months preceding the applicable date. The benefit is subject to an offset of 50 percent of Social Security benefits through the applicable date. Benefits are payable as an annuity, unreduced for early commencement, upon the attainment of normal retirement at age 65, or at 30 years of service. Benefits are payable as an annuity reduced for early commencement upon the attainment of age 55 with 15 years of service.

The Cash Balance Formula provides a benefit payable at any time equal to the value of a notional cash balance account. For each calendar quarter, after the applicable date a credit is made to the account equal to a percentage of his or her pay ranging from four percent to ten percent based upon his or her age and service with transitional pay credits up to 13 percent during the transition period from June 30, 2003 to June 30, 2008. Interest is credited to the account balance on a quarterly basis. At retirement or termination of employment, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.

The compensation used to determine benefits under the Pension Plan is the sum of salary and annual incentive compensation paid under the EMPI Plan to a participant during a calendar year. Pensionable earnings for each of Cliffs’ named executive officers during 2008 include the amount shown for 2008 in column (c) of the “2008 Summary Compensation Table” above, plus the amount of incentive compensation earned in 2007 and paid in 2008, respectively.

The Supplemental Retirement Benefit Plan generally provides the named executive officers with the benefits which would have been payable under the Pension Plan if certain Internal Revenue Code limitations did not apply to the Pension Plan. The Supplemental Retirement Benefit Plan was amended effective for 2006 and future accruals to eliminate the payment of annual accruals and to provide that Supplemental Retirement Benefit Plan accruals will instead be paid at retirement.

2008 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
PEO—Joseph A. Carrabba	Salaried Pension Plan	3.7	53,600	—
	Supplemental Retirement Benefit Plan	3.7	1,120,300	—
PFO—Laurie Brlas	Salaried Pension Plan	2.1	24,200	—
	Supplemental Retirement Benefit Plan	2.1	50,200	—
George W. Hawk, Jr.	Salaried Pension Plan	5.8	65,500	—
	Supplemental Retirement Benefit Plan	5.8	42,000	—
Willam R. Calfee	Salaried Pension Plan	36.5	1,266,300	—
	Supplemental Retirement Benefit Plan	36.5	1,151,500	—
Donald J. Gallagher	Salaried Pension Plan	27.4	822,700	—
	Supplemental Retirement Benefit Plan	27.4	1,263,100	—
Randy L. Kummer	Salaried Pension Plan	8.3	105,200	—
	Supplemental Retirement Benefit Plan	8.3	78,400	—

Nonqualified Deferred Compensation

Pursuant to the VNQDC Plan, the named executive officers are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary, all or a portion of their annual incentive under the EMPI Plan, and their stock award or cash award that may be payable under the Long-Term Incentive Plan. Cash compensation awards deferred into stock units will be matched with a 25 percent match by Cliffs.

Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate. Stock awards, which can only be deferred into stock units, are denominated in Cliffs Common Shares and vary with Cliffs’ share price performance.

Additionally, the VNQDC Plan provides that if a participant is entitled to receive a discretionary performance based contribution under the 401(k) Savings Plan but is limited in the amounts which can be contributed to the 401(k) Savings Plan by certain Internal Revenue Code limitations, then the balance of such performance based contribution will be credited to the participant’s account under the VNQDC Plan. Similarly, if a named executive officer’s salary reduction contributions to the 401(k) Savings Plan are limited by Internal Revenue Code limitations, the amount that exceeds the limit will be credited to the executive’s account under the VNQDC Plan together with the Cliffs match he or she would have had under the 401(k) Savings Plan.

This table discloses in column (b), “Executive Contributions in Last Fiscal Year,” the contributions by each named executive officer to the VNQDC Plan. The contributions include pre-tax contributions of salary, incentive bonuses, stock awards, and cash awards.

Column (c) of the Table, “Registrant Contributions in Last Fiscal Year,” includes matching contributions Cliffs made of behalf of the named executive officers to the VNQDC Plan and performance-based contributions authorized under the 401(k) Savings Plan that were credited to the VNQDC Plan.

Column (d) of the Table, “Aggregate Earnings in Last Fiscal Year,” includes interest earned on cash deferrals and dividends earned on deferred shares.

2008 Nonqualified Deferred Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (4)
Joseph A. Carrabba	137,673	101,735	(35,969)	—	379,077

Laurie Brlas	41,075	25,505	4,128	—	100,987

Donald J. Gallagher	—	18,875	25,335	—	2,645,881

William R. Calfee	36,975	21,265	38,933	—	1,492,659

Randy L. Kummer	—	—	4,066	—	73,387

George W. Hawk, Jr.	—	14,400	1,345	—	25,022

(1)	The amounts in column (b) represents pre-tax contributions of salary, incentive bonuses, and performance share and retention unit awards to the VNQDC Plan by the named executive officers.
(2)	The amounts in column (c) reflect the sum of (i) our matching contributions made on behalf of the named executive officers to the VNQDC Plan, and (ii) performance-based contributions authorized under the Savings Plan but that were credited to the VNQDC Plan.

	Matching Contribution (1)	Performance Based Contribution
Joseph A. Carrabba	47,985	53,750
Laurie Brlas	7,430	18,075
Donald J. Gallagher	—	18,875
William R. Calfee	6,283	14,982
Randy L. Kummer	—	—
George W. Hawk, Jr.	—	14,400

(1)	Includes 25% stock match of 211 shares valued at $24,760 for Mr. Carrabba.

(3)	The amounts in column (d) reflect the sum of (i) interest earned on cash deferrals, (ii) dividends earned on deferred shares, and (iii) the increase (or decrease) in the value of deferred Common Shares held in the participant’s account from January 1, 2008 through December 31, 2008.

	Interest Earned	Dividends Earned (1)	Change In Valuation

Joseph A. Carrabba	16,279	555	(52,803)
Laurie Brlas	4,128	—	—
Donald J. Gallagher	9,324	33,865	17,923
William R. Calfee	26,584	13,935	(1,587)
Randy L. Kummer	4,066	—	—
George W. Hawk, Jr.	1,345	—	—

(1)	A portion of dividends were reinvested into additional deferred Common Shares.

(4)	In column (f) the aggregate share balances are as follows and are valued with the December 31, 2008 closing price of $25.61.

Aggregate Share Balance

Joseph A. Carrabba	2,130
Donald J. Gallagher	97,023
William R. Calfee	39,864

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the compensation payable to each of the named executive officers, excluding Mr. Kummer, in the event of termination of such executive’s employment under a variety of different circumstances, including the named executive officer’s voluntary termination, involuntary not-for-cause termination, and termination following a change of control. The amounts shown assume in all cases that such termination was effective as of December 31, 2008. All amounts shown are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Cliffs.

Effective October 3, 2008, Cliffs and Mr. Kummer terminated their employment relationship. In connection with this termination of the employment relationship, Cliffs and Mr. Kummer entered into the Separation Agreement described in the “—Compensation Discussion and Analysis” section above under the heading “—Separation Agreement.” The compensation and benefits Mr. Kummer received in connection with this termination of the employment relationship are as provided for in the Separation Agreement.

Payments Made Upon All Terminations

If a named executive officer’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment no matter the cause of termination. Such amounts include:

•	Salary through the date of termination;

•	Unused vacation pay;

•	Accrued and vested benefits under the Pension Plan, Supplemental Retirement Benefit Plan, 401(k) Savings Plan, and VNQDC Plan;

•	Undistributed performance shares and unpaid retention units for periods which have been completed; and

•	Restricted shares where the restrictions have lapsed.

Additional Payments Upon Involuntary Termination Without Cause

In the event that a named executive officer is terminated involuntarily without cause, he or she would typically receive the following additional payments or benefits in the sole discretionary judgment of the Compensation Committee, taking into account the nature of the termination, the length of the executive’s service with Cliffs, and the executive’s grade level. There is no legally binding agreement requiring that any such payments or benefits be paid to any named executive officer except in the case of a change in control prior to the termination:

•	Severance payments;

•	Continued health insurance benefits;

•	Out-placement services; and

•	Financial services.

Since all such benefits are at the discretion of the Compensation Committee, it is impossible to estimate the amount that would be paid in such circumstances.

Additional Payments Upon Retirement

None of the named executive officers were eligible to retire on December 31, 2008 other than Mr. Calfee and Mr. Gallagher. In the event of any named executive officer’s retirement, the following additional amounts will be paid and additional benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•	A pro-rata portion of the annual incentive award under the EMPI Plan for the year in which he or she retires;

•	Any unpaid annual incentive award under the EMPI Plan for the year prior to the year of retirement;

•	A pro-rata portion of his or her performance shares and retention units will be paid when such shares and units would otherwise be paid;

•	A pro-rata portion of any performance based contribution to the 401(k) Savings Plan and the VNQDC Plan for the year of retirement;

•	He or she will keep his or her restricted shares and the restrictions on sale of the shares will lapse at the end of the restriction period;

•

He or she will be entitled to retiree medical and life insurance for the rest of his or her life and the life of his or her spouse on the same terms as any other salaried employee hired prior to 1993; and

•	He or she will become vested in certain matching contributions under the VNQDC Plan provided that the amounts are not withdrawn until the end of the five year vesting period.

Additional Payments Because of Change in Control Without Termination

Under the terms of the Restricted Shares Agreements and Performance Share Agreements, the named executive officers are entitled to the following benefits upon the occurrence of a change in control, regardless of whether the employment of the named executive officer is terminated:

•	The restrictions on the restricted shares lapse immediately;

•	The performance shares vest immediately; and

•	The retention units vest immediately.

For this purpose, a “change in control” generally means the occurrence of any of the following events:

(1)	Any one person, or more than one person acting as a group acquires ownership of stock of Cliffs that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Cliffs (subject to certain exceptions);

(2)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Cliffs possessing 35% or more of the total voting power of the stock of Cliffs;

(3)	A majority of members of Cliffs’ Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of Cliffs’ Board prior to the date of the appointment or election; or

(4)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Cliffs that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Cliffs immediately prior to such acquisition or acquisitions.

Acquisitions of Cliffs stock pursuant to certain business combination or similar transactions described in Cliffs’ relevant equity incentive plans, however, will not constitute a change in control if, generally speaking, in each case, immediately after such business transaction:

•

the owners of Cliffs stock immediately prior to the business transaction own more than 55% of the entity resulting from the business transaction in substantially the same proportions as their pre-business transaction ownership of Cliffs stock;

•	no one person, or more than one person acting as a group (subject to certain exceptions), owns 30% or more of the combined voting power of the entity resulting from the business transaction; and

•

at least a majority of the members of the board of directors of the entity resulting from the business transaction were members of the incumbent board of directors of Cliffs when the business transaction agreement was signed or approved by Cliffs’ board of directors. For purposes of this exception, the incumbent board of directors of Cliffs generally means those directors who were serving as of August 11, 2008 (or a prior date in the case of certain pre-2007 equity awards) or whose appointment or election was endorsed by a majority of the incumbent members prior to the date of such appointment or election.

Except as it pertains to the definition of business combination or similar transactions, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cliffs. Additionally, for certain equity awards made prior to the 2007 Incentive Equity Plan, issuances of Cliffs stock approved by the incumbent board of directors of Cliffs, acquisitions by Cliffs of its own stock and acquisitions of Cliffs stock by Cliffs’ employee benefit plans or related trusts also will not constitute a change in control.

On August 11, 2008, the Compensation Committee amended the 2007 Incentive Equity Plan to correct the definition of a “Change in Control” so that performance shares and retention units awarded under the plan will not be earned as a result of the consummation of certain types of mergers. The change was made because of concerns that mergers, such as the proposed but not consummated 2008 merger with Alpha Natural Resources Inc., could have inadvertently triggered the Change in Control language of the 2007 Incentive Equity Plan. As amended the 2007 Incentive Equity Plan defines a “Business Combination” as any business transaction such as a reorganization, merger or consolidation involving Cliffs, a sale or other disposition of all or substantially all of the assets of Cliffs, or any other transaction involving Cliffs, if, in each case, immediately following any such business transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of stock of Cliffs immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction (including, without limitation, an entity which as a result of such transaction owns Cliffs or all or substantially all of Cliffs’ assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of Cliffs, (B) no one person, or more than one person acting as a group (other than Cliffs, such entity resulting from such business transaction, or any employee benefit plan (or related trust) sponsored or maintained by Cliffs, any subsidiary or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such business transaction were members of the Incumbent Board (as defined in the Amendment) at the time of the execution of the initial agreement or of the action of Cliffs’ Board providing for such business transaction.

The amended 2007 Incentive Equity Plan also clarifies that the following two plan provisions do not apply to the definition of “Business Combination”: (i) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cliffs, and (ii) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Additional Payments Upon Termination Without Cause after Change in Control

Each of the named executive officers has a written Severance Agreement which applies only in the event of termination during the two years after a change in control. If one of the named executive officers is involuntarily terminated during the two years after a change in control, for a reason other than cause, he or she will be entitled to the following additional benefits:

(1)	A lump sum payment in an amount equal to three times (two times for Mr. Hawk) the sum of (A) base salary (at the highest rate in effect for any period prior to the termination date), plus (B) annual incentive pay at the target level for the current year or prior year whichever is greater.

(2)	Coverage for a period of 36 months (24 months for Mr. Hawk) following the termination date, by health, life insurance and disability benefits.

(3)	A lump sum payment in an amount equal to the sum of the additional future pension benefits which the executive would have been entitled to receive three years (two years for Mr. Hawk) following the termination date under the Supplemental Retirement Benefit Plan.

(4)	Pro-rata incentive pay at target levels for the year in which the termination date occurs.

(5)	Outplacement services in an amount up to 15 percent of the executive’s base salary.

(6)	Post-retirement medical, hospital, surgical and prescription drug coverage for the lifetime of the executive, his or her spouse and any eligible dependents at the normal participant cost based on the executive’s age.

(7)	A gross-up payment for any taxes imposed on the executive under Internal Revenue Code Section 4999 relating to excess parachute payments.

(8)	He or she will become vested in certain matching contributions under the VNQDC Plan provided that the amounts are not withdrawn until the end of the five-year vesting period.

(9)	He or she will be provided perquisites for a period of 36 months (24 months for Mr. Hawk) comparable to the perquisites he or she was receiving before the termination of his employment or the change in control whichever was greater.

Similar benefits are paid if the executive voluntarily terminates his or her employment during the two years following a change in control by reason of any one of the following happening:

(1)	Failure to maintain the executive in the office or position, or a substantially equivalent office or position, which the executive held immediately prior to a change in control;

(2)	(A) A significant adverse change in the nature or scope of the executive’s authorities, powers, functions, responsibilities or duties, (B) a reduction in the executive’s base salary, (C) a reduction in the executive’s opportunity to receive incentive pay, or (D) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or value thereof;

(3)	A change in circumstances which has substantially hindered executive’s performance of his or her job;

(4)	Certain corporate transactions;

(5)	Cliffs relocates its principal executive offices in excess of 25 miles from the prior location; or

(6)	Breach of the Severance Agreement.

For purposes of the Severance Agreements, “cause” generally means termination of an executive for the following acts: (1) conviction of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with Cliffs or any subsidiary of Cliffs; (2) intentional wrongful damage to property of Cliffs or any subsidiary of Cliffs; (3) intentional wrongful disclosure of secret processes or confidential information of Cliffs or any subsidiary of Cliffs; or (4) intentional wrongful engagement in any competitive activity.

In order to receive benefits under the Severance Agreements, the named executive officers may not disclose Cliffs’ confidential and proprietary information, may not go into competition with Cliffs, and may not solicit Cliffs’ employees to leave Cliffs’ employment.

Potential Termination Payments to Named Executive Officers

The following tables show the benefits payable to the named executive officers currently serving Cliffs upon various types of terminations of employment and change in control assuming an effective date of December 31, 2008.

Joseph A. Carrabba

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	5,625,000
Bonus	—	—	—	—	1,085,000
Equity
Restricted Stock Grants	—	—	1,429,345	1,429,345	1,429,345
Performance Shares	—	—	1,368,428	2,494,414	2,494,414
Retention Units	—	—	287,686	578,786	578,786
Retirement Benefits
Pension	1,259,145	—	1,259,145	—	1,924,173
Retiree Welfare	—	—	—	—	131,344
Nonqualified Deferred Compensation	366,641	—	366,641	366,641	366,641
Other Benefits
Health & Welfare	—	—	—	—	34,853
Outplacement	—	—	—	—	118,500
Perquisites	—	—	—	—	32,730
Tax Gross-Ups	—	—	—	—	4,304,395
Total	1,625,786	—	4,711,245	4,869,186	18,125,180

Potential Termination Payments to Named Executive Officers

Laurie Brlas

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	2,306,280
Bonus	—	—	—	—	347,760
Equity
Restricted Stock Grants	—	—	—	—	—
Performance Shares	—	—	440,492	799,032	799,032
Retention Units	—	—	92,196	184,392	184,392
Retirement Benefits
Pension	—	—	—	—	291,805
Retiree Welfare	—	—	—	—	—
Nonqualified Deferred Compensation	101,090	—	101,090	101,090	101,090
Other Benefits
Health & Welfare	—	—	—	—	34,853
Outplacement	—	—	—	—	63,150
Perquisites	—	—	—	—	29,044
Tax Gross-Ups	—	—	—	—	1,546,700
Total	101,090	—	633,778	1,084,514	5,704,106

Donald J. Gallagher

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	2,314,200
Bonus	—	555,173	—	—	344,400
Equity
Restricted Stock Grants	—	—	893,379	893,379	893,379
Performance Shares	—	—	453,725	816,960	816,960
Retention Units	—	—	94,330	186,954	186,954
Retirement Benefits
Pension	1,379,967	1,379,967	1,379,967	—	1,638,466
Retiree Welfare	106,379	106,379	106,379	—	119,750
Nonqualified Deferred Compensation	1,686,106	1,686,106	1,686,106	1,686,106	1,686,106
Other Benefits
Health & Welfare	—	—	—	—	34,853
Outplacement	—	—	—	—	64,050
Perquisites	—	—	—	—	33,746
Tax Gross-Ups	—	—	—	—	1,274,297
Total	3,172,452	3,727,625	4,613,886	3,583,399	9,407,161

Potential Termination Payments to Named Executive Officers

William R. Calfee

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	2,043,240
Bonus	—	490,177	—	—	304,080
Equity
Restricted Stock Grants	—	—	446,638	446,638	446,638
Performance Shares	—	—	260,710	494,785	494,785
Retention Units	—	—	56,854	119,855	119,855
Retirement Benefits
Pension	1,229,489	1,229,489	1,229,489	—	1,458,859
Retiree Welfare	116,787	116,787	116,787	—	116,787
Nonqualified Deferred Compensation	961,963	961,963	961,963	961,963	961,963
Other Benefits
Health & Welfare	—	—	—	—	34,853
Outplacement	—	—	—	—	56,550
Perquisites	—	—	—	—	20,912
Tax Gross-Ups	—	—	—	—	—
Total	2,308,239	2,798,416	3,072,441	2,023,241	6,058,522

George W. Hawk, Jr.

Benefit	Voluntary Termination or For Cause Termination ($)	Retirement ($)	Involuntary Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	1,041,000
Bonus	—	—	—	—	220,500
Equity
Restricted Stock Grants	—	—	—	—	—
Performance Shares	—	—	246,284	455,859	455,859
Retention Units	—	—	52,501	107,563	107,563
Retirement Benefits
Pension	48,520	—	48,520	—	170,854
Retiree Welfare	—	—	—	—	—
Nonqualified Deferred Compensation	25,022	—	25,022	25,022	25,022
Other Benefits
Health & Welfare	—	—	—	—	23,423
Outplacement	—	—	—	—	45,000
Perquisites	—	—	—	—	8,054
Tax Gross-Ups	—	—	—	—	771,766
Total	73,542	—	372,327	588,444	2,869,042

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee in 2008 was or has been an officer or employee of ours or engaged in transactions with us (other than in his or her capacity as director).

None of our executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the Compensation Committee or a director of us.

AGREEMENTS AND TRANSACTIONS

We have entered into indemnification agreements with each current member of Cliffs’ Board. The form and execution of the indemnification agreements were approved by our shareholders at the Annual Meeting convened on April 29, 1987. The indemnification agreements essentially provide that, to the extent permitted by Ohio law, we will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of Cliffs’ Board. In connection with the indemnification agreements, we have a trust agreement with KeyBank National Association pursuant to which the parties to the indemnification agreements may be reimbursed with respect to enforcing their respective rights under the indemnification agreements.

In 2004 Cliffs and the USW reached an agreement pursuant to which the USW may designate a member to Cliffs’ Board provided that the individual is acceptable to the Chairman, is recommended by the Board Affairs Committee, and is then approved by the full Cliffs’ Board to be considered a Director nominee. In 2007, Susan Green was first proposed by the USW, elected to Cliffs’ Board by Cliffs’ shareholders in July, 2007, and re-elected in May, 2008.

In 2007, Cliffs pledged $1.25 million over five years to build infrastructure to connect the William G. Mather Steamship Museum, also known as the Mather Museum, and the Great Lakes Science Center in Cleveland, Ohio. The pledge was increased in 2008 to $1.65 million and accelerated to be paid over three years. As a result, an installment of $500,000 was paid by the Company through The Cleveland Cliffs Foundation in 2008. The Mather was Cliffs’ flagship for many years. The purpose of the donation is to preserve Cliffs’ history in the City of Cleveland. It will also make the Mather Museum a year round attraction. Mr. Ireland is a member of the Mather Museum board.

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders.

Pursuant to our Related Party Transactions Policy (available on our website at http://www.cliffsnaturalresources.com ), we will only enter into related party transactions if our CEO and General Counsel determine that the transaction is comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If the transaction is approved by our CEO and General Counsel, our policy provides that the transaction must also be approved by the disinterested members of our Audit Committee for transactions in excess of $120,000. For purposes of our policy, we define a related person as any person who is a director, executive officer, nominee for director or an immediate family member of a director, an executive officer, or a nominee for director. We define a related party transaction as a transaction, agreement or relationship in which Cliffs was, is or will be a participant, and any related person who has or will have a direct or indirect material interest. Under our policy, any related party transactions above the $120,000 threshold are reviewed by the Audit Committee at each quarterly committee meeting. Our policy also requires that all related party transactions in excess of $120,000 must be disclosed in our filings as required by the Securities Act of 1933, which we refer to as the Securities Act, and the Exchange Act, such as our Form 10-K and Form 10-Qs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own ten percent or more of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and ten percent or greater shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, and written representations by such persons, we believe that all of our Directors, officers and ten percent or greater shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2008. In May, 2007, Cliffs’ Board determined that George W. Hawk, Jr., General Counsel and Secretary, was an “executive officer” under the Exchange Act. A Form 3 and 4 was reported late for Mr. Hawk in June, 2008 when the reporting oversight was discovered.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

It is proposed that our shareholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP, or Deloitte, as Cliffs’ independent registered public accounting firm, for the year ending December 31, 2009. We expect representatives of Deloitte to be present at the 2009 Annual Meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.

Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2008	2007
Audit Fees (1)	$4,742	$3,745
Audit-Related Fees (2)	47	428
Tax Fees (3)	15
All Other Fees (4)	1,574

Total	$6,378	$4,173

(1)	Audit fees consist of fees billed, or to be billed, for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting as of and for the years ended December 31, 2008 and 2007; reviews of our interim financial statements included in quarterly reports and services normally provided by our independent registered public accounting firm in connection with regulatory and statutory filings.
(2)	Audit-related fees consist of fees billed or to be billed related to agreed upon procedures and in 2007 fees related to financial due diligence on a proposed acquisition.
(3)	Tax fees in 2008 consist of fees related to tax consulting services.
(4)	Other fees in 2008 consist of fees related primarily to merger integration consulting projects related to proposed transactions and consultation related to compensation and benefits strategies.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman, or any Audit Committee Member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent registered public accounting firm under the categories “Audit-Related,” and “Tax Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of our Common Shares present in person or represented by proxy at the 2009 Annual Meeting and entitled to vote on the proposal.

Cliffs’ Board unanimously recommends that you vote “FOR” Proposal No. 2 for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of Cliffs’ Board (“Committee”) is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter on March 9, 2009 and recommended to the Board of Directors on March 10, 2009 that certain changes relating to updating references to applicable auditing standards and other immaterial changes be approved. The Board approved the revised charter on March 10, 2009. A copy of the charter, which the Board of Directors has adopted, is available at http://www.cliffsnaturalresources.com and by request at (800) 214-0739.

The members of the Audit Committee are Richard K. Riederer (Chairman), Susan M. Cunningham, Barry J. Eldridge, and James D. Ireland III, all of whom are independent of the Company in accordance with the listing standards of the NYSE and have the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent auditors.

Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting processes. Management is also responsible to attest, as of December 31, 2008, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Sarbanes-Oxley Section 404 (“SOX 404”).

The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The independent auditors are also responsible for performing an audit of the company’s system of internal control over financial reporting and to provide an independent attestation as of December 31, 2008.

The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting.

In this context, the Audit Committee met nine times in 2008 and held discussions with management and the independent auditors. The Audit Committee also regularly met in separate executive sessions with the independent auditors, the Company’s chief internal auditor, management, and with Audit Committee members only. Furthermore, the Audit Committee has regularly reviewed the results of its executive sessions with the Chief Executive Officer, as appropriate.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements and critical accounting policies with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed under PCAOB standards and any other matters required to be discussed under applicable standards, including the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent auditors that firm’s independence, including consideration of the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee approved the audited consolidated financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

R. K. Riederer, chairman

S. M. Cunningham

B. J. Eldridge

J. D. Ireland III

ANNUAL REPORT

Cliffs’ 2008 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders together with this proxy statement, in satisfaction of the requirements of the SEC. Additional copies of this report are available upon request. To obtain additional copies of the 2008 Annual Report, please contact our Investor Relations Department at (800) 214-0739, or by email at ir@cliffsnaturalresources.com, or visit our website at http://www.cliffsnaturalresources.com, investor relations section, to submit your request.

GENERAL INFORMATION

The cost of soliciting proxies will be paid by us. Although we have not retained a proxy solicitor to aid in the solicitation of proxies, we may do so in the future if the need arises and do not believe that the cost of any such proxy solicitor will be material. In addition to solicitation by mail, solicitations may also be made by personal interview, fascimile and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we will reimburse them for their expenses in so doing. Our officers and other employees, as yet undesignated, may also request the return of proxies by telephone, fascimile, or in person, though none of them would receive any additional compensation for such requests.

Pursuant to regulations of the SEC, the material appearing under the captions “Audit Committee Report” and “Compensation Committee Report” are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that we specifically incorporate this information by reference into any filing under the Securities Act or the Exchange Act.

The Common Shares represented by properly authorized proxies will be voted as specified. It is intended that the Common Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as Cliffs’ Board may designate and the ratification of Deloitte as our independent registered public accounting firm and at the discretion of the persons named as proxies on all other matters that may properly come before the 2009 Annual Meeting. At the 2009 Annual Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the 2009 Annual Meeting. We intend to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the 2009 Annual Meeting. The candidates for Director receiving a plurality of the votes will be elected. Votes withheld and broker non-votes in respect of the election of Directors will not be counted in determining the outcome of that vote. Abstentions will have the effect of votes against the proposal to ratify Deloitte as our independent registered public accounting firm, but broker non-votes will not be counted in determining the outcome of that vote.

If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the 2009 Annual Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the 2009 Annual Meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of Cliffs’ Board’s nominees as is possible.

OTHER BUSINESS

It is not anticipated that any other matters will be brought before the 2009 Annual Meeting for action; however, if any such other matters shall properly come before the 2009 Annual Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Deadline for Inclusion in Proxy Materials

Any proposal by a shareholder intended to be presented at the year 2010 Annual Meeting of Shareholders must be received by us on or before November 20, 2009 (or, if the date of 2010 Annual Meeting is more than 30 days before or after the date of the 2009 Annual Meeting, a reasonable time before we begin to print and send our proxy materials) to be included in our proxy materials relating to such meeting.

Discretionary Voting of Proxies

In accordance with Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder intended to be presented at the year 2010 Annual Meeting is received by us after February 3, 2010 (or, if the date of the 2010 Annual Meeting is more than 30 days before or after the date of the 2009 Annual Meeting, a reasonable time before we begin to print and send our proxy materials), the persons authorized under our management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at our 2010 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Shareholders to be held on May 12, 2009

This proxy statement, along with our 2008 Annual report, which includes our Form 10-K for the fiscal year ended December 31, 2008, are available upon request free of charge at www.proxyvote.com. The documents are also available upon request at (800) 214-0739, by email at ir@cliffsnaturalresources.com, or visit our website at http://www.cliffsnaturalresources.com under Investor Relations.

Annex A

INDEPENDENCE STANDARDS FOR DIRECTORS

The following standards will be applied by Cliffs’ Board in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. References to Cliffs includes its consolidated subsidiaries.

1.	No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Cliffs, either directly or as a partner, shareholder or officer of an organization that has a relationship with Cliffs. We will identify which directors are independent and disclose these affirmative determinations.

2.	No director can be independent if the director is, or has been within the last three years, an employee of Cliffs.

3.	No director can be independent whose immediate family member is or has been an executive officer of Cliffs within the last three years.

4.	No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $120,000 during any twelve-month period in direct compensation from Cliffs, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5.	No director can be independent if:

a.	the director or an immediate family member is a current partner of Cliffs’ internal or external auditor;

b.	the director is a current employee of Cliffs’ internal or external auditor;

c.	the director has an immediate family member who is a current employee of Cliffs’ internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d.	the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on Cliffs’ audit within that time.

6.	No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Cliffs’ present executives at the same time serves or served on that company’s compensation committee.

7.	No director can be independent if the director is a current employee, or an immediate family member is an current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, Cliffs for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

8.	No director can be independent if Cliffs has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by Cliffs to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1,000,000, or 2% of such charitable organization’s consolidated gross revenues.

A-1

CLIFFS NATURAL RESOURCES INC. 200 Public Square, Suite 3300, Cleveland, OH 44114 P 216.694.5700 cliffsnaturalresources.com

Notice of

Annual Meeting

of Shareholders

to be held on

May 12, 2009

and

Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Voting instructions submitted by mail must be received by 11:59 p.m. Eastern Time on May 11, 2009.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	CLINR1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CLIFFS NATURAL RESOURCES INC.			For all	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” Proposals 1 and 2.
			☐	☐	☐
Vote On Directors
1	Election of Directors
Nominees:
	01) R. C. Cambre	06) J. D. Ireland III
	02) J. A. Carrabba	07) F. R. McAllister
	03) S. M. Cunningham	08) R. Phillips
	04) B. J. Eldridge	09) R. K. Riederer
	05) S. M. Green	10) A. Schwartz
Vote on Proposals								For	Against	Abstain
2.	A proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm to examine our consolidated financial statements for the 2009 fiscal year.							☐	☐	☐
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.
Authorized Signatures - This section must be completed for your vote to be counted. Date and Sign Below.
PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Our Annual Meeting of Shareholders will be held on the 41st floor of 200 Public Square, Cleveland, Ohio 44114-2315 on Tuesday, May 12, 2009 at 11:00 A.M. (Cleveland time). Shareholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at such meeting and any adjournments or postponements thereof.

We encourage you to take advantage of convenient ways to vote your common shares. You may appoint your proxies to vote these shares electronically over the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2009.

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CLINR2

CLIFFS NATURAL RESOURCES INC.

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints R.C. Cambre, S.M. Green, F.R. McAllister, R. Phillips, and A. Schwartz as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote all of Cliffs Natural Resources Inc. common shares par value $0.125 per share, held of record by the undersigned on March 16, 2009, at the annual meeting of shareholders to be held on May 12, 2009, or at any adjournments or postponements thereof, as follows.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that these shares are represented at this meeting, whether or not you attend the meeting in person. To make sure these shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use the Internet or toll-free telephone voting system.

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.